Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of August 2, 2006

with respect to

GALT MEDICAL CORP.

by and among

THERAGENICS CORPORATION

as Purchaser,

JAMES R. EDDINGS

as Sellers’ Representative,

and

THE SHAREHOLDERS OF GALT MEDICAL CORP.
AND HOLDERS OF COMPANY STOCK DERIVATIVES
LISTED ON SCHEDULE 1 TO THIS AGREEMENT

as Sellers.

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

i

EXHIBITS/SCHEDULES

Schedule 1	List of Shareholders and holders of Company Stock Derivatives

Exhibit A	Escrow Agreement
Exhibit B	Registration Rights Agreement
Exhibit C	Opinion of Counsel to Purchaser
Exhibit D	Opinion of Counsel to the Company
Exhibit E	Intellectual Property Assignment Agreement
Exhibit F-1	Eddings Employment and Non-Competition Agreement
Exhibit F-2	Angela Walters Employment and Non-Competition Agreement
Exhibit F-3	David Catlin Employment and Non-Competition Agreement
Exhibit F-4	David Ozinga Employment and Non-Competition Agreement
Exhibit F-5	Lauren Hart Employment and Non-Competition Agreement
Exhibit F-6	Frank Gerome Employment and Non-Competition Agreement
Exhibit G	Landlord Consent
Exhibit H	Company Stock Derivatives Agreement
Exhibit I	Litigation Trust Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made and entered into as of August 2, 2006, by and among Theragenics Corporation, a Delaware corporation (“Purchaser”), James R. Eddings, a resident of the State of Texas (“Eddings”) and those shareholders of Galt Medical Corp., a Texas corporation (the “Company”) listed on Schedule 1 hereto (together with Eddings, “Shareholders”) and holders of Company Stock Derivatives (as defined in Section 1.01) listed on Schedule 1 hereto (together with Shareholders, “Sellers”), and Eddings as Sellers’ Representative pursuant to Section 5.05 hereof. Capitalized terms not otherwise defined herein have the meanings set forth in Article I.

RECITALS

As of the date hereof, the Sellers are the beneficial owners of one hundred percent (100%) of the issued and outstanding capital stock of the Company and Company Stock Derivatives.

Pursuant to this Agreement, Sellers shall sell, transfer, assign, and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers, for the consideration and on the terms set forth in this Agreement, (i) the shares of common stock of the Company, $0.10 par value (the “Company Shares”) set forth opposite the name of each Seller on Schedule 1 hereto, which Company Shares represent one hundred percent (100%) of the issued and outstanding capital stock of the Company, and (ii) Company Stock Derivatives set forth opposite the name of each Seller on Schedule 1 hereto, which Company Stock Derivatives represent one hundred percent (100%) of the aggregate outstanding Company Stock Derivatives.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Definitions and Construction.

(a)  Certain Defined Terms. For purposes of this Agreement, the following terms shall have the respective meanings set forth below. All other capitalized terms, when used in this Agreement, shall have the respective meanings assigned to them where they first appear and are defined in this Agreement.

“Action or Proceeding” means any action, suit, litigation, proceeding, mediation, arbitration or Governmental Entity investigation or audit.

“Affiliate”, with respect to any Person, means any other Person that controls, is controlled by or is under common control with the first Person.

“Agreement” means this Stock Purchase Agreement, together with all Schedules and Exhibits attached hereto and referenced herein.

“Ancillary Agreements” means, collectively, the Eddings Employment and Non-Competition Agreement, the Angela Walters Employment and Non-Competition Agreement, the David Catlin Employment and Non-Competition Agreement, the David Ozinga Employment and Non-Competition Agreement, the Lauren Hart Employment and Non-Competition Agreement, the Frank Gerome Employment and Non-Competition Agreement, the Escrow Agreement, the Registration Rights Agreement, the Form of Intellectual Property Assignment Agreement, the Landlord Consent and all other support agreements and other agreements to be entered into in connection with the transactions contemplated by this Agreement.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, leased or licensed by such Person, including Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, licenses, Contracts, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate”, with respect to any Person, means any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity, the spouse of such Person, or any relative of such Person or spouse, who shares the same primary residence as such Person.

“Audited Financial Statements” has the meaning ascribed to it in Section 3.06.

“Benefit Plan” means any written and any unwritten bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, savings, stock purchase, stock option, restricted stock, stock grant, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day care, dependent care, legal services, cafeteria, life insurance, health, accident, disability, worker’s compensation or other insurance, severance, separation, welfare or other employee benefit plan, practice, policy, agreement or arrangement of any kind, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition (financial or other), results of operations and Assets and Properties of such Person, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, sales and promotional literature, sales and purchase correspondence, ledgers, journals, deeds, title policies, personnel and employment records, Contracts, Licenses, customer and supplier lists, telephone and facsimile numbers, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business” means the business of manufacturing, selling and distributing medical products and devices of the Company and any other activities performed by the Company on the date hereof.

“Business Contracts” means all Contracts (other than the Real Property Leases and the Personal Property Leases) to which the Company is a party and which are used or held for use by the Company primarily in, or are necessary for, the conduct of the Business as a going concern, including purchase orders and Contracts related to customers, suppliers, sales representatives, distributors, marketing, manufacturing and testing.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law or executive order to close in the State of Georgia.

“Business Licenses” means all Licenses (including applications therefor), to the extent transferable, which are used or held for use by the Company primarily in, or are necessary for, the conduct of the Business as a going concern.

“CERCLA” has the meaning ascribed to it in Section 1.01(a), under “Environmental Law.”

“Certificates” has the meaning ascribed to it in Section 2.02.

“Claim” has the meaning ascribed to it in Section 7.04(a).

“Closing” has the meaning ascribed to it in Section 2.05.

“Closing Date” has the meaning ascribed to it in Section 2.05.

“COBRA” has the meaning ascribed to it in Section 3.16(j).

“Company” means Galt Medical Corp., a Texas corporation.

“Company Authorizations” has the meaning ascribed to it in Section 3.12.

“Company Intellectual Property” means all the Intellectual Property that is used or useful in, or is necessary for, the conduct of the Business as a going concern (including the Company’s goodwill therein) as conducted within the twelve (12) month period prior to the date hereof.

“Company Stock Derivatives” means all equity interests in the Company other than Company Shares, all rights to receive equity interests in the Company, all rights to receive payments that are derivative of the value of equity interests in the Company, and all promises to issue any of the foregoing, whether written or unwritten, including without limitation, phantom stock, options, warrants, other derivatives and promises to issue any of the foregoing.

“Company Shares” means the issued and outstanding common stock of the Company.

“Company’s Plans” has the meaning ascribed to it in Section 3.16(d).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated January 17, 2006 between Purchaser and the Company.

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or arrangement (whether written or oral) setting forth a legal obligation or right of a party thereto with respect to the subject matter thereof (including all amendments, supplements thereto, restatements thereof and consents, waivers and notices thereunder which affect the rights and/or obligations of any of the parties thereto).

“Disclosure Schedule” has the meaning ascribed to it in the introductory paragraph of Article III.

“Dispute” has the meaning ascribed to it in Section 8.09.

“$” or “Dollars” means United States dollars.

“Employees” means all employees of the Company employed in connection with the Business as of the date of this Agreement.

“Encumbrance” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, right of first refusal or other encumbrance, right or restriction of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Environmental Claim” means any action, suit, complaint, notice of violation, demand, penalty, written or oral notice, request for information or other communication, claim, investigation, order or proceeding relating to: (i) the actual or alleged violation of any Environmental Law, including, without limitation, any alleged failure to possess or comply with any environmental approvals, permits, licenses, clearances and consents required under any Environmental Law; (ii) any treatment, storage, recycling, transportation, disposal, handling, placement, Release or threatened Release, or the presence of any Hazardous Material at any location, whether or not owned by the Person against whom such liability is alleged or asserted; or (iii) the actual or alleged exposure of any Person to any Hazardous Material.

“Environmental Law” means any Law or rule of common law (including, without limitation, nuisance and trespass claims) of any Governmental Entity, relating to human health, safety, any Hazardous Material, natural resources or the environment (including, without limitation, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks), and shall include, without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and their state equivalents or analogs, and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning ascribed to it in Section 3.16(g).

“Escrow Agent” has the meaning ascribed to it in Section 7.02.

“Escrow Agreement” has the meaning ascribed to it in Section 2.04.

“Escrow Amount” has the meaning ascribed to it in Section 2.04.

“Escrow Fund” has the meaning ascribed to it in Section 7.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder, as in effect from time to time.

“Expenses” means, with respect to any party hereto, all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) reasonably incurred by or on behalf of such party in connection with or related to the negotiation, authorization, preparation, execution and performance of its obligations pursuant to this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby, and all other matters and proceedings related to this Agreement, the Ancillary Agreements, the transactions contemplated hereby and thereby and the closing of such transactions.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied throughout the specified period and in the immediately preceding comparable period.

“Governmental Entity” means any United States federal, state or local and any foreign governmental, regulatory or administrative authority, agency, commission, court, tribunal or arbitral body.

“Gross Shares” means a number of shares of Purchaser Common Stock with an aggregate dollar value valued at the Purchaser Average Stock Price equal to Three Million One Hundred Eighty Five Thousand Five Hundred Fifty Seven and 21/100 Dollars ($3,185,557.21) and issued on the Closing Date to those Sellers who qualify as an “accredited investor” within the meaning of Rule 501 of the Securities Act, in the amount set forth opposite the name of each such Seller on Schedule 1 hereto.

“Hazardous Material” means any material or substance, whether solid, liquid or gaseous: (i) which is listed, regulated or defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “regulated substance,” “toxic substance,” “contaminant,” “pollutant” or “solid waste,” or otherwise classified or regulated as hazardous or toxic, in or pursuant to any Environmental Law, or for which a Person may be subject to liability under any Environmental Law; (ii) which is or contains asbestos, lead-based paint, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, motor fuel, or petroleum (including, without limitation, petroleum products, by-products, constituents or other petroleum hydrocarbons), fungi, bacterial or viral matter which reproduces through the release of spores or the splitting of cells or other means, (including without limitation, mold, toxic or mycotoxin spores); or (iii) which causes a contamination or nuisance on, in, at, under, around or affecting any property or a hazard, or threat of the same, to public health, human health or the environment.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, whether or not evidenced by notes, bonds, debentures or similar instruments; (ii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business); (iii) under capital leases; and (iv) in the nature of guarantees of the obligations described in clauses (i) through (iii) above of any other Person.

“Indemnified Parties” has the meaning ascribed to it in Section 7.03(a).

“Indemnitee” has the meaning ascribed to it in Section 7.04(a).

“Indemnitor” has the meaning ascribed to it in Section 7.04(a).

“Intangible Personal Property” means all Intellectual Property of the Company, including the items listed in Section 3.13(h) of the Disclosure Schedule, and all Intellectual Property of the Company related to Product-Specific Machinery and Equipment.

“Intellectual Property” means any or all of the following, and all rights in, to, under, arising out of, or associated with any or all of the following: (i) all United States, foreign and international patents and patent rights (including all patents, patent applications, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof, and all invention registrations and invention disclosures); (ii) all trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights (including all goodwill, common law rights and governmental or other registrations or applications for registration pertaining thereto), designs, trade dress, brand names, business and product names, Internet domain names, logos and slogans; (iii) all copyrightable works and copyright rights therein (including all common law rights and governmental or other registrations or applications for registration pertaining thereto, and renewal rights therefor); (iv) all sui generis database rights, ideas, inventions, (whether patentable or not), invention disclosures, improvements, technology, know-how, show-how, formulas, systems, processes, designs, methodologies, industrial models, works of authorship, technical drawings, statistical models, algorithms, modules, computer programs, technical documentation, business methods, work product, intellectual and industrial property licenses, proprietary information, and customer lists; (v) all mask works, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (viii) all shop rights and moral rights, (ix) all trade secrets, trade secret rights, and other proprietary rights in information, including contractual or other rights to confidential information of third parties or to have information treated as confidential by third parties; (x) all similar, corresponding or equivalent rights to, and to the benefits pertaining to, any of the foregoing, including (without limitation), the right to institute, prosecute, defend, and/or prosecute all suits and proceedings and retain all damage and other awards and to take all actions necessary or proper to collect, assert, or enforce any interest, claim, right, or title of any kind in and to any and all of the foregoing, or the Assets and Properties; and (xi) all documentation related to any of the foregoing; provided, however, that the term “Intellectual Property” does not include any of the foregoing to the extent that the rights thereto are in the public domain and not subject to ownership or proprietary rights on the part of any party.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Inventory” means all inventory of goods and supplies used or maintained in connection with the Business, including medical supplies and office supplies, whether as finished product, raw material or work in progress, and whether held at, or in transit from or to, the locations at which the Business is conducted.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company (other than trade receivables generated in the ordinary course of business of the Company).

“IRS” means the United States Internal Revenue Service.

“Law” means any U.S. federal, state, or local, and any foreign, statute, law, ordinance, regulation, rule, code, order, judgment, decree, or other requirement or rule of law, as in effect from time to time, including the Foreign Corrupt Practices Act.

“Legal Expenses” of Indemnified Parties means any and all reasonable out-of-pocket fees, costs and expenses of any kind incurred by such Indemnified Parties and its counsel in investigating, preparing for, defending against, providing evidence, producing documents or responding to subpoenas in connection with, or taking other action with respect to any threatened or asserted claim or investigation of a third party or Governmental Entity, including expenses of investigation, court costs, and fees and expenses of attorneys, accountants and experts.

“Liability” and “Liabilities” means any Indebtedness, obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, matured or unmatured, determined or undetermined, or whether due or to become due).

“License” means any license, permit, certificate of authority, authorization, approval, registration, franchise and similar consent granted or issued by any Governmental Entity.

“Loss” has the meaning ascribed to it in Section 7.03(a).

“Material Adverse Effect” with respect to the specified Person means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with all other such changes, effects, events, occurrences, states of fact and developments, is, or would reasonably be expected to be, materially adverse to the business, assets, Liabilities, financial condition, operations, or results of operations of the specified Person; provided, however, that none of the following shall be deemed in itself to constitute a Material Adverse Effect: changes, effects, events, occurrences, states of facts or developments (A) occurring as a result of general economic or financial conditions, or (B) which, in the case of the Business, are not unique to the Business, but also affect other Persons who participate or are engaged in the businesses comparable to the Business, and, in the case of Purchaser, are not unique to Purchaser, but also affect other Persons who participate or are engaged in the businesses conducted by Purchaser, to the extent, in each case, that such changes, events, occurrences, states of fact or developments do not have a materially disproportionate effect on the Business (in the case of provisions relating to the Business) or on Purchaser (in the case of provisions relating to Purchaser).

“Notice” has the meaning ascribed to it in Section 7.04(a).

“Order” means any writ, judgment, decree, notice, ruling, opinion, stipulation, determination, injunction or similar order or award of any arbitrator, mediator or Governmental Entity (in each such case whether preliminary or final).

“Payment Programs” means any payment program, including without limitation Medicare, TRICARE, Medicaid, worker’s compensation, Blue Cross/Blue Shield programs, managed care plans, health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, employee benefit plans, government sponsored programs, alternative care plans, and other third party reimbursement and payment programs.

“Permitted Encumbrance” means (i) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; or (ii) any statutory Encumbrance arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due and payable and does not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Entity.

“Personal Property Leases” means (i) the leases or subleases of Tangible Personal Property described in Section 3.25(a) of the Disclosure Schedule as to which the Company is the lessor or sublessor, and (ii) the leases of Tangible Personal Property described in Section 3.25(a) of the Disclosure Schedule as to which the Company is the lessee or sublessee, together with any options to purchase the underlying property.

“Pricing Period” means the forty (40) trading days ending on two trading days immediately prior to (and not including) the execution date of this Agreement.

“Product-Specific Machinery and Equipment” has the meaning ascribed to it in the definition for “Tangible Personal Property”.

“Purchase Price” has the meaning ascribed to it in Section 2.03.

“Purchaser” means Theragenics Corporation, a Delaware corporation.

“Purchaser Average Stock Price” means the arithmetic average of the closing price for a share of Purchaser Common Stock as quoted on the New York Stock Exchange for each trading day during the Pricing Period.

“Purchaser Common Stock” means the common stock, par value $.01 per share, of Purchaser.

“Purchaser SEC Reports” has the meaning ascribed to it in Section 4.05(a).

“Rate” has the meaning ascribed to it in Section 7.03(a).

“Real Property Leases” means (i) the leases and subleases of real property with respect to the Company’s facilities which are described in Section 3.25(a) of Disclosure Schedule as to which the Company is the lessor or sublessor, and (ii) the leases and subleases of real property described in Section 3.25(a) of the Disclosure Schedule as to which the Company is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits and profits appurtenant to or related to such leases and subleases.

“Registrable Securities” has the meaning ascribed to it in Section 2.08.

“Registration Rights Agreement” has the meaning ascribed to it in Section 2.08.

“Release” means any past or present release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, escaping, injecting, leaching, dispersing, seeping, migrating, filtering, dumping, disposing, injecting or other releasing into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, whether intentional or unintentional, including, without limitation, the movement of Hazardous Material on, in, under, above, about, through or into the air, soil, surface water, or groundwater.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder, as in effect from time to time.

“Sellers” has the meaning ascribed to it in the introductory paragraph of this Agreement.

“Sellers’ Representative” has the meaning ascribed to it in Section 5.05.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity, a majority of the stock or other equity interests or voting power of which is owned, directly or indirectly, by such Person (either alone or through or together with any other subsidiary of such Person).

“Tangible Personal Property” means all furniture, fixtures, vehicles, machinery, equipment, tools (including machinery and equipment designed exclusively for products of the Business) (“Product-Specific Machinery and Equipment”) computers (including computer hardware and software) and other tangible personal property and all replacement parts therefor which are used or held for use by the Company primarily in, or are necessary for, the conduct of the Business as a going concern, and including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person and including Product-Specific Machinery and Equipment owned or leased by the Company and located at locations where products of the Business are manufactured or tested.

“Tax” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including, without limitation, taxes or other charges on or with respect to income, built-in gains, excessive net passive income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes, license, registration and documentation fees, and customs’ duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in clause (i) or clause (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

“Tax Return” means any return, statement, report or form (including any estimated tax reports and returns, withholding tax reports and returns and information reports and returns) required to be filed with respect to any Tax.

“Taxing Authority” means any Governmental Entity or taxing authority responsible for the assessment, collection or administration of any Tax.

“Unaudited Financial Statements” has the meaning ascribed to it in Section 3.06.

(b)  Construction. Unless the context of this Agreement otherwise clearly requires: (i) words of any gender include each other gender and the neuter; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision; (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement; (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” except when preceded by a negative predicate; and (vi) when a reference is made in this Agreement to a Schedule or Exhibit, such reference shall be to a Schedule or Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. The term “party” or “parties” (but not the term “third party”) when used herein refers to Purchaser, on the one hand, and the Sellers and the Company, on the other hand. When used herein, the phrase “to the knowledge of” any Person, “to the best knowledge of” any Person, “known to” any Person or any similar phrase, means, in the case of Purchaser, the actual knowledge of Christine Jacobs, Bruce Smith, and Frank Tarallo, in the case of the Company, the actual knowledge of Eddings, David Catlin, David Ozinga, Lauren Hart and Angela Walters, in the case of each Seller, the actual knowledge of such Seller, and in each case, the knowledge that such Person or Persons would have obtained of the matter represented after reasonable due and diligent inquiry of those employees and agents of such Person whom such Person reasonably believes would have actual knowledge of the matters represented. In this Agreement, any reference to a party conducting its business or other affairs or taking any action in the “ordinary course of business” and “ordinary course of business consistent with past practice” refers to the business and practice of the specified business as heretofore conducted to the extent: (a) such action is consistent with such party’s past practices and is taken in the ordinary course of such party’s normal day-to-day operations; and (b) such action is not required to be authorized by such party’s shareholders or members, as applicable, such party’s board of directors or managers, as applicable, or any committee thereof and does not require any other separate or special authorization of any nature from a third party.

ARTICLE II

SALE AND TRANSFER OF SHARES; CLOSING

Section 2.01  Purchase and Sale of Company Shares and Company Stock Derivatives.

On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser hereby purchases, acquires and accepts from Sellers, and Sellers hereby sell, assign, convey and deliver to Purchaser, all of their respective right, title and interest in and to the Company Shares and Company Stock Derivatives, free and clear of any Encumbrances.

Section 2.02  Executed Stock Powers.

At the Closing, and simultaneously with the execution and delivery of this Agreement, each Seller shall deliver executed stock powers, in a form reasonably satisfactory to Purchaser, together with those original certificates that immediately prior to the Closing represented the Company Shares held by such Seller, or a duly executed affidavit of lost certificate and indemnity for any certificate for Company Shares which has been lost, stolen, seized or destroyed (the “Certificates”), to Purchaser. Also at the Closing, and simultaneously with the execution and delivery of this Agreement, all Company Stock Derivatives shall cease to be outstanding, shall be cancelled, retired and shall cease to exist, and each holder of Company Stock Derivatives shall cease to have any rights with respect to such Company Stock Derivatives, except the right to receive the consideration described in Section 2.04 (iii).

Section 2.03  Purchase Price.

The aggregate purchase price for the Company Shares and Company Stock Derivatives is Thirty Four Million Dollars ($34,000,000) (the “Purchase Price”). The Purchase Price is payable in cash and Gross Shares at the Closing in the manner provided in Section 2.04.

Section 2.04  Payment of Purchase Price.

The Purchase Price which is payable at Closing shall be paid as follows:

(i)       that amount, if any, of the Purchase Price necessary to be paid to the applicable lenders and other creditors of the Company or Sellers to release and satisfy in full any Indebtedness and Encumbrances with respect to the Company, or otherwise obtain clear title to the Company’s Assets and Properties, shall be paid to such lenders and other creditors in accordance with the payoff letters or other documentation provided by such creditors;

(ii)      Purchaser shall deliver to the Escrow Agent (a) those certain certificates, registered in the name of each Seller who is receiving ten percent (10%) of his allocable portion of the Purchase Price in Purchaser Common Stock, representing the Gross Shares and (b) cash in the amount of Two Hundred Fourteen Thousand Four Hundred Forty Two and 79/100 Dollars ($214,442.79), representing the sum of those Sellers’ ten percent (10%) of their allocable portion of the Purchase Price who are receiving their said allocable portion of the Purchase Price solely in cash, for a total deposit valued at Three Million Four Hundred Thousand Dollars ($3,400,000) (the “Escrow Amount”), in accordance with Article VII and the escrow agreement entered into on the Closing Date among Purchaser, Sellers’ Representative and the Escrow Agent in substantially the form of Exhibit A hereto (the “Escrow Agreement”). Each Seller’s respective interest in the Escrow Amount is set forth opposite each Seller’s name on Schedule 1;

(iii)   each Seller’s portion of the Purchase Price allocable to the Company Stock Derivatives held by such Seller shall be paid to such Seller in shares of Purchaser Common Stock, cash or a combination thereof, in the manner and amount set forth opposite each Seller’s name on Schedule 1 hereto, such amount being determined in the case of any derivative or option to purchase Company Shares by subtracting the aggregate applicable exercise price from the portion of the Purchase Price allocable to the number of Company Shares subject to the option, and in the case of current or former employees, the amount shown of Schedule 1 shall be reduced by any required tax withholding; and

(iv)     each Seller’s allocable portion of the balance of the Purchase Price shall be paid to such Seller in cash.

The cash portion of the Purchase Price payable to each Seller shall be transmitted by wire transfer or other immediately available funds to a bank or other account designated by such Seller in the amount set forth opposite each Seller’s name on Schedule 1.

Section 2.05  Closing.

The closing of the purchase and sale of the Company Shares and Company Stock Derivatives shall take place effective as of 5:00 pm Eastern Daylight Savings Time on the date of this Agreement (the “Closing Date”) or such other date as the parties hereto agree (the “Closing”). The Closing shall take place at the Dallas office of Powell Goldstein LLP, JP Morgan Chase Tower, Suite 3200, 2200 Ross Avenue, Dallas, TX 75201.

Section 2.06  Closing Deliverables.

Sellers and the Company shall deliver to Purchaser and Purchaser shall deliver to Sellers and the Company fully executed originals of the opinions, certificates, contracts, documents and instruments required by Article VI.

Section 2.07  Exemption from Registration.

The Gross Shares to be issued in connection with the transactions contemplated by this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other Laws as may be applicable thereto or pursuant to an exemption therefrom. The certificates representing the Gross Shares shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable U.S. federal and state securities Laws and other applicable restrictions.

Section 2.08  Stock Registration Rights.

The Purchaser shall on or before the first anniversary of the date of this Agreement, file with the SEC a Registration Statement on Form S-3 covering the resale of all of the Gross Shares issued on the Closing Date (the “Registrable Securities”). To evidence the Purchaser’s obligations under this Section 2.08, the Purchaser shall execute and deliver to the Sellers a Registration Rights Agreement substantially in the form of Exhibit B hereto (the “Registration Rights Agreement”).

Section 2.09  Further Assurances; Post-Closing Cooperation.

At any time or from time to time after the Closing, at Purchaser’s request and sole cost and without further consideration, Sellers shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, the Company Shares and Company Stock Derivatives, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Company and to assist Purchaser in exercising all rights with respect thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH SELLER AND THE COMPANY

As inducements to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, each Seller (with respect to himself, herself or itself only, and with respect only to the representations and warranties contained in Sections 3.02, 3.03, 3.04, 3.05(c), 3.20(c), 3.23, 3.29 and 3.33), and the Company represent and warrant to Purchaser that, subject to the exceptions specifically disclosed in writing in a schedule delivered to Purchaser prior to (or contemporaneously with) the signing of this Agreement (“Disclosure Schedule”), the statements set forth in this Article III are true and correct. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered sections and lettered subsections of this Agreement, and all exceptions shall reference a specific representation set forth in this Article III and shall apply only to such numbered section and lettered subsection unless expressly cross-referenced in another numbered section and lettered subsection.

Section 3.01  Organization, Standing and Power.

(a)  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. Except as set forth in Section 3.01 of the Disclosure Schedule, the Company has the corporate power and authority to own, use, license, lease and operate its Business and to carry on its Business as it is now being conducted and as currently proposed to be conducted and is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing, leasing or operation of its Business, or the conduct or nature of its Business, makes such qualification, licensing or admission necessary.

(b)  The Company does not own any wholly or partially-owned Subsidiaries.

Section 3.02  Authority.

Sellers and the Company have the requisite capacity to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which the Sellers, the Company or any of their Affiliates are each a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate, shareholder and other action on the part of the Sellers and the Company. This Agreement has been, and the Ancillary Agreements to which the Sellers and the Company are a party will be, duly executed and delivered by such parties. This Agreement constitutes, and the Ancillary Agreements to which the Sellers and the Company are a party, when executed and delivered as contemplated by this Agreement, will constitute, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy and insolvency laws, the rights of creditors generally, and general principles of equity.

Section 3.03  No Conflicts.

The execution and delivery by the Sellers and the Company of this Agreement and the Ancillary Agreements to which they are parties do not, and the consummation by the Sellers and the Company of the transactions contemplated hereby and thereby do not and will not:

(a)  conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation, Bylaws or other charter or organizational documents of the Company, as presently in effect, or (ii) any of the Real Property Leases, Business Contracts, Personal Property Leases, or Business Licenses, or any other material mortgage, indenture, lease, Contract, or other instrument, permit, concession, franchise, or license applicable to the Company, its Business or any of the Assets and Properties applicable to it;

(b)  conflict with or result in a violation or breach of, or default under, any Law or Order applicable to the Company, its Business or any of the Assets and Properties of the Company that has had, or would reasonably be expected to have, a Material Adverse Effect on the Business or any Assets and Properties of the Company;

(c)  except as listed in Section 3.27 of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Sellers or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, or (vi) result in the loss of any material benefit under any of the terms, conditions or provisions of, any Business Contract, Business License, Real Property Lease or Personal Property Lease to which the Company is a party; or

(d)  result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon the Business or any of the Assets and Properties of the Company.

Section 3.04  No Consents.

No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Sellers, the Company, its Business or any of the Assets and Properties applicable to the Company in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, authorizations, filings, approvals and registrations which would not prevent or alter or delay any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities Laws; and (iii) as set forth on Section 3.04 of the Disclosure Schedule, such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Food and Drug Administration, Drug Enforcement Administration, Medicare/Medicaid, CE Mark, ISO Certification, Patent and Trademark Office and Environmental Law authorities.

Section 3.05  Title to Assets and Properties, Company Shares and Company Stock Derivatives; Absence of Encumbrances.

(a)  The Company has good and valid title to all of the Assets and Properties of the Company (excluding any assets that are subject to a lease) free and clear of any Encumbrances except for Permitted Encumbrances. The Assets and Properties of the Company are not subject to any preemptive right, right of first refusal or other right or restriction, are in good operating condition and repair, reasonable wear and tear excepted, are suitable and adequate for use in the ordinary course of business, and conform in all material respects to all applicable Laws. Except for the Assets and Properties currently owned or leased by the Company, there are no other Assets or Properties that are required or will be required by the Company after the Closing in order to conduct the Business consistent in all material respects with the manner in which the Company conducts its Business on and as of the date of this Agreement.

(b)  Except as set forth in Section 3.05 of the Disclosure Schedule, all of the Real Property Leases and Personal Property Leases are valid, binding and enforceable on the Company in accordance with their terms, and, to the knowledge of the Company, are enforceable against the other party or parties thereto in accordance with their terms. The Company is not in default under any such lease applicable to it and there has not occurred any event that, either alone or with the giving of notice or lapse of time or both, would constitute a default by the Company under such lease. To the knowledge the Company, there is no current default by any other party to any such lease and no event has occurred that, either alone or with the giving of notice or lapse of time or both, would constitute a default by such party under any such lease.

(c)  Each Seller has good and marketable title to his or her Company Shares or Company Stock Derivatives, free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities Laws). To the extent that any Seller’s Company Shares or Company Stock Derivatives constitute community property with such Seller’s spouse, such spouse has the requisite capacity to execute the spousal consent form incorporated in the signature pages to this Agreement, and such spouse’s execution of such spousal consent form shall be a legal, valid and binding obligation of such spouse.

Section 3.06  Financial Statements and Schedules.

As set forth in Section 3.06 of the Disclosure Schedule, the Company has delivered to Purchaser the Company’s audited balance sheet and income statements as of and for the twelve (12) month period ended December 31, 2005, respectively (the “Audited Financial Statements”), as well as the Company’s unaudited balance sheet and income statement as of and for the six (6) months ended June 30, 2006, respectively ( the “Unaudited Financial Statements”). The Audited Financial Statements and Unaudited Financial Statements delivered to Purchaser with respect to the Company are correct and complete in all material respects and were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other. The Audited Financial Statements and Unaudited Financial Statements present fairly and accurately the financial position and operating results of the Company for the periods indicated therein, subject to normal year-end audit adjustments, which adjustments are of a normal and recurring nature and are not material in amount. The Company maintains and, through the Closing Date, will continue to maintain a system of internal accounting controls that is reasonably and in good faith believed by the Company to be adequate for their intended purpose.

Section 3.07  Ordinary Course.

Since December 31, 2005, the Company has conducted its Business in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company or its Business. In addition, without limiting the generality of the foregoing, since December 31, 2005:

(a)  The Company has not entered into any strategic alliance, joint development or joint marketing Contract relating to or involving the Business;

(b)  Except as set forth in Section 3.07 of the Disclosure Schedule, there has not been any amendment or other modification (or agreement to do so) or violation of the terms of, any of the Business Contracts, Business Licenses or Personal Property Leases;

(c)  Except as set forth in Section 3.07 of the Disclosure Schedule, the Company has not entered into any transaction with any Seller, officer, director, partner, member or Employee engaged in the conduct of the Business;

(d)  The Company has not entered into any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any product of the Business;

(e)  The Sellers and the Company have not authorized, declared or paid any distributions or dividends to any Person;

(f)  Except as set forth in Section 3.07 of the Disclosure Schedule, no Action or Proceeding has been commenced or, to the knowledge of the Company, threatened by or against the Company relating to the Business or any of the Assets and Properties of the Company, and the Company has not received any request for indemnification with respect to any product of the Company or any Company Intellectual Property;

(g)  There has not been any transfer, waiver or release (by way of a License, assignment or otherwise) to or Encumbrance by any Person of rights to any Company Intellectual Property;

(h)  The Company has not made or agreed to make any waiver of rights to, or license, lease or other disposition of, any of the Assets and Properties of the Company;

(i)  Except as reflected in either the Audited Financial Statements or the Unaudited Financial Statements, the Company has not made or agreed or determined to make any write-off, write-down or revaluation of any of the Assets and Properties of the Company or any change in any reserves or Liabilities associated therewith;

(j)  The Company has not granted any severance or termination pay, and has not paid or agreed or made any commitment to pay any discretionary or stay bonus, to any Employee or independent contractor of or consultant to the Company;

(k)  Except as set forth in Section 3.07 of the Disclosure Schedule, the Company has not made, granted or approved any (A) grant of options, restricted stock or phantom stock or any change in the vesting schedule applicable thereto, or (B) increase in salary, rate of commissions, rate of consulting fees, rate or amount of distribution to equity holders or other compensation of any current Employee, independent contractor or consultant engaged in the conduct of the Business, and the Company has not paid or approved the payment of any other consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former Employee or independent contractor of or consultant to the Business) to any current or former Employee or independent contractor of or consultant to the Business;

(l)  The Company has not made or changed any election in respect of any Tax, adopted or changed any accounting method in respect of any Tax, entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of any Tax, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Tax;

(m)  Except as reflected in either the Audited Financial Statements or the Unaudited Financial Statements, the Company has not made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of revenue and expense) used in connection with the Business;

(n)  To the knowledge of the Company, the Company has observed all Laws and Orders applicable to the Business;

(o)  The Company has taken all action required to procure, maintain, renew, extend or enforce the Company Intellectual Property used or held for use in the Business, including submission of required documents or fees during the prosecution of patent, trademark, copyright or other applications for the Company Intellectual Property rights;

(p)  There has been no physical damage, destruction or other loss (whether or not covered by insurance) that has had, or would reasonably be expected to have, a Material Adverse Effect on the Business or any Assets and Properties of the Company;

(q)  No default by the Company under or violation by the Company of any Contract of the Company has occurred, and to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation; and

(r)  The Company is not obligated to any Person to maintain, modify, improve or upgrade the Business or any of the Assets and Properties of the Company.

Section 3.08  Absence of Undisclosed Liabilities.

The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Unaudited Financial Statements and current liabilities incurred in the ordinary course of business since the respective dates thereof.

Section 3.09  Litigation; Regulatory Compliance.

(a)  Except as set forth in Section 3.09(a) of the Disclosure Schedule, there is no private or governmental Action or Proceeding pending, or, to the knowledge of the Company, threatened by or against the Company relating to the Assets and Properties of the Company or the operation of the Business, and no judgment, decree or Order applicable to the Company or any of the Assets and Properties of the Company, that could reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements or to have a Material Adverse Effect on the Business.

(b)  Except as set forth in Section 3.09(b) of the Disclosure Schedule, the Company does not currently, nor has it ever in the past, participated in any Payment Programs.

(c)  Neither the Company, nor any director or officer, nor to the knowledge of the Company, any Employee or agent thereof, with respect to actions taken on behalf of the Company, (A) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (C) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, dispensing or administration of medical supplies, products or devices, or (D) has been a party to or subject to any Action or Proceeding concerning any of the matters described above in clauses (A) through (C).

(d)  The Company (A) is in compliance in all material respects with all Laws relating to the operation of the Business, (B) is in compliance in all material respects with all Laws relating to the manufacturing, labeling, packaging, relabeling, repackaging, distribution, marketing, advertising, use/distribution, or sale of medical supplies, products and devices, and (C) is not subject to any sanction, Order or other adverse action by any Governmental Entity for the matters described above in clauses (A) and (B). This includes the laws, rules and regulations implemented, enforced or promulgated by the Food and Drug Administration, the Federal Trade Commission, the Centers for Medicare and Medicaid Services, the Office of Inspector General, OSHA or comparable laws, rules and regulations implemented, enforced or promulgated by any Governmental Entity where the Company’s medical supplies, products and devices are manufactured, labeled, packaged, relabeled, repackaged, distributed, marketed, advertised, used, distributed or sold. The Company has responded to and implemented all corrective measures in connection with any investigations conducted by the Food and Drug Administration. The Company is not and has not been in violation of any outstanding Order that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company or its Business. Except in the ordinary course of the Business, consistent with past practice, the Company is not required to make, and has no reasonable expectation that it will be required to make, any expenditures to achieve or maintain compliance with any Law.

(e)  There is no third-party litigation related to the Company or its Business where the Company or, to the knowledge of the Company, an Employee of the Company, has been served a subpoena to testify.

Section 3.10  Product Liability Claims.

Except as described in Section 3.10 of the Disclosure Schedule, there: (a) have been no product or service warranty claims made by customers of the Company which were not reimbursed or assumed by the Company’s suppliers; (b) have been no product recalls by the Company, and to the knowledge of the Company, there is no reasonable basis for any product recalls; and (c) are no product and/or service warranties outstanding or currently being offered by the Company to its customers (other than those of third parties for which the Company has no obligation or responsibility). Furthermore, the Company and any of its predecessors in interest have not been subject to any product liability claim relating to any of the products of the Company or operation of the Business and, to the knowledge of the Company, no such claim is threatened and no circumstance or condition exists that would reasonably be expected to give rise to such a claim.

Section 3.11  Restrictions on Business Activities.

There is no agreement, judgment, injunction, Order or decree binding upon the Company which has, or would reasonably be expected to have, the effect of prohibiting or impairing any current business practice of the Company or the conduct of the Business as currently conducted by the Company.

Section 3.12  Governmental Authorization.

The Company has obtained each Governmental Entity consent, license, permit, grant, and other authorization (i) pursuant to which the Company currently operates, manufacturers, labels, packages, relabels, repackages, distributes, markets, advertises, or distributes medical supplies and products or holds any interest in any of the Assets and Properties of the Company or (ii) that is required for the operation of the Business or the holding of any such interest ((i) and (ii) herein collectively called the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, except where the failure to obtain or have any of the Company Authorizations would not reasonably be expected to have a Material Adverse Effect on the Business. Section 3.12 of the Disclosure Schedule sets forth all Company Authorizations currently in force and, except as set forth in Section 3.12 of the Disclosure Schedule, no consent or approval of any Governmental Entity or other third party is necessary in order to consummate the transactions contemplated hereby.

Section 3.13  Intellectual Property.

(a)  The Company owns all rights, title and interest in and to, or is licensed or otherwise possesses a valid and enforceable right to use, all the Company Intellectual Property. No Action or Proceeding or claim to the contrary or any challenge by any other Person to the rights, title or interests of the Company with respect to the foregoing is pending or, to the knowledge of the Company, threatened. The Company has not entered into any exclusive agreements related to the Company Intellectual Property.

(b)  The Company owns all rights, title and interest in and to all of the Company’s Intellectual Property, free and clear of any Encumbrances.

(c)  Except as set forth in Section 3.13(c) of the Disclosure Schedule, the Company Intellectual Property constitutes all the Intellectual Property used or useful in, or necessary for, the conduct of the Business as it was conducted in the twelve (12) months preceding the date hereof, as a going concern, and as it currently is conducted, including the design, development, distribution, marketing, manufacture, use, import, license, obtaining regulatory approval for, and sale of the products, technology and services of the Company (including products, technology, methods or services of the Company currently under development).

(d)  No Action or Proceeding or claim relating to the Company Intellectual Property, including (without limitation) any interference, reissue, reexamination, protest, or opposition proceeding before an administrative agency or office, is pending or, to the knowledge of the Company, threatened against the Company or any of its officers, directors, customers, licensees, licensors or Affiliates.

(e)  Except as set forth in Section 3.13(e) of the Disclosure Schedule, to the knowledge of the Company, none of the Company’s Intellectual Property infringes or has been alleged to infringe any Intellectual Property, proprietary or contractual right of any other Person or has been challenged or threatened in any way.

(f)  Each material license agreement relating to the Business is in effect, and the Company has not taken or failed to take any action and, to the knowledge of the Company, no other event has occurred that could subject any such license agreement to termination or otherwise cause any such license agreement not to be in effect in the foreseeable future. The Company has the right to use the Intellectual Property not owned by it without payment or obligation to a third party, in perpetuity, and, in those instances where a payment is required, the Company has paid all royalties due and performed all obligations under all such license agreements. The Company is not presently in default and has received no notice of default under any such license agreement.

(g)  Except as set forth in Section 3.13(g) of the Disclosure Schedule, the Company has received no request for indemnification or contribution, or to defend or hold harmless, from any third party in respect of any claim that relates to the Business.

(h)  Section 3.13(h) of the Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights, registered domain names, and registered mask works, contained in the Company Intellectual Property, the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, and the nature and extent of the ownership interest or other right held in each such Company Intellectual Property right; (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any Person is authorized to use any Company Intellectual Property; (iii) all licenses, sublicenses and other agreements with respect to Intellectual Property of a third party which are incorporated in, are, or form a part of any product of the Business; (iv) a description of all Assets and Properties that the Company considers trade secrets; (v) Intellectual Property not covered by any of the foregoing; and (vi) the unpatented ideas, improvements and trade secrets of the Company. Each such item of Company Intellectual Property listed (or required to be listed) in Section 3.13(h) of the Disclosure Schedule is owned exclusively by the Company (excluding Intellectual Property licensed to the Company under any License) and is free and clear of any Encumbrances. The Company (i) owns exclusively all trademarks, service marks, trade dress and trade names constituting Company Intellectual Property, and (ii) owns exclusively, and has good title to, each copyrightable work that is a product of the Company and each other work of authorship related to the Business.

(i)  Except as set forth in Section 3.13(i) of the Disclosure Schedule, to the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, or any third-party Intellectual Property, by the Company or any third party, including (without limitation) any Employee or former Employee, consultant, or contractor of the Company. The Company has not entered into any agreement to defend, indemnify or hold harmless any other Person against any charge or claim of infringement or misappropriation of any Company Intellectual Property or third party Intellectual Property.

(j)  All patents, registered trademarks, service marks, copyrights, URLs and domain names owned by the Company are valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Company’s Intellectual Property have been paid. All necessary documents, affidavits and certificates in connection with such Company Intellectual Property have been filed with all relevant patent, copyright, trademark or other authorities in all applicable jurisdictions, for the purpose of maintaining such Company Intellectual Property. The Company (i) has not received notice that the Company has been named as a party in any opposition or in any Action or Proceeding which involves a claim of infringement of any Company Intellectual Property, or violation of any trade secret or other proprietary right, of any third party; (ii) has no knowledge that the manufacturing, marketing, licensing, sale or offer of licensing or sale of products of the Company infringes or misappropriates any patent, trademark, service mark, copyright, trade secret, mask work or other proprietary right of any third party; and (iii) has not brought any Action or Proceeding for infringement of any of the Company Intellectual Property or breach of any license or agreement involving any of the Company Intellectual Property against any third party.

(k)  To the knowledge of the Company, the Company has not and does not, in connection with the operation of the Business (i) own any product, technology, service or publication, (ii) publish or distribute any material or (iii) engage in any conduct or speech (oral or written) that would constitute a defamatory or libelous statement or material that is false advertising or otherwise violate in any material respect any Law.

(l)  The Company has secured valid and enforceable written agreements with all consultants, independent contractors, Employees, joint inventors, joint authors and other Persons who developed, created, or contributed to the development or creation of Company Intellectual Property and has either (i) obtained ownership of, and is the exclusive owner of, all such Company Intellectual Property by operation of Law or by valid assignment or (ii) obtained a valid and enforceable license under or to such Company Intellectual Property that the Company does not already own by operation of Law.

(m)  The Company has taken all commercially reasonable steps to protect and preserve the confidentiality and trade secret status of all information used in the Business which derives any value from being not generally known or readily ascertainable by others through legitimate means and is not otherwise protected by issued patents, trademarks or copyrights of the Company (“Confidential Information”), and have not permitted the Company’s rights in such Confidential Information to lapse or enter the public domain. To the knowledge of the Company, the Company has secured valid and enforceable written assignments from all consultants, Employees and other contributors who contributed to the creation or development of Confidential Information. All use, disclosure or appropriation by a third party of Confidential Information owned by the Company or, to the Company’s knowledge, has been pursuant to the terms of a written agreement between the Company and such third party protecting the confidentiality of and limiting the use of Confidential Information. All use, disclosure or appropriation by the Company of confidential and proprietary information known by the Company to be owned by third parties has been pursuant to the terms of a written agreement permitting such use, disclosure or appropriation between the Company, as the case may be, and the owner of such confidential and proprietary information, or is otherwise lawful. There are no actions that must be taken by the Company within one hundred and eighty (180) days following the date of this Agreement that, if not taken, would result in the loss of any Company Intellectual Property, including the payment of any registration, maintenance or renewal fees, annuity fees and Taxes or the filing of any responses, documents, applications, affidavits or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any such Company Intellectual Property. In each case in which the Company has acquired from any Person ownership of any Company Intellectual Property, the Company has obtained a valid and enforceable assignment sufficient to transfer all right, title and interest in, to and under such Company Intellectual Property (including the right to seek past and future damages with respect to such Company Intellectual Property) to the Company and, to the extent provided for by and reasonably required to protect the Company’s ownership rights in and to such Company Intellectual Property in accordance with applicable Laws, the Company has recorded each such assignment of Company Intellectual Property with the relevant Governmental Entity, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or comparable authorities in any relevant foreign jurisdiction, as the case may be.

(n)  Neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will result in the Company granting any rights or licenses with respect to the Company Intellectual Property to any Person.

(o)  The Company has not, waived or released any rights, either actively or otherwise, that have had, or would reasonably be expected to have, a Material Adverse Effect relating to the Company Intellectual Property.

(p)  The Company has not sent notices to third parties of potential infringement of the Company Intellectual Property.

(q)  All patents and patent applications relating to products of the Company have properly identified all inventors, inventorship being determined according to conventional law regarding inventorship qualifications.

(r)  The Company has reviewed all issued patents and pending applications with its patent counsel and all inventors on such patents and pending applications are properly named, and any individuals who should not have been named have been removed by filing appropriate petitions with the U.S. Patent and Trademark Office.

Section 3.14  Environmental Matters.

Except as disclosed in Section 3.14 of the Disclosure Schedule:

(a)  Neither the Company nor, to the knowledge of the Company, any Person: (i) has used, generated, stored, treated, disposed, handled or placed any Hazardous Material on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases), except in compliance with all Environmental Laws; (ii) has transported or arranged for the transportation of any Hazardous Material currently or formerly on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied, or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases) to any location which to the knowledge of the Company is or may become the subject of any action, suit or proceeding relating to Hazardous Material or any Environmental Law; or (iii) has disposed of, transported, sold, distributed, or manufactured any product, substance or material of the Company which is or contains any Hazardous Material, except in compliance with all Environmental Laws;

(b)  There has been no Release or threatened Release of Hazardous Material by the Company on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases), or, to the knowledge of the Company on adjacent parcels of real estate;

(c)  There are no actual, or to the knowledge of the Company, potential conditions or circumstances, including, without limitation, actual or potential conditions or circumstances relating to Hazardous Material or Environmental Laws, on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases), which pose an unreasonable risk or threat to the environment, the health or safety of persons, or the market value of such properties;

(d)  To the knowledge of the Company, there are: (i) no underground storage tanks, whether in use, active, closed or abandoned, that are on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases), and the Company has provided a detailed description of all above ground or underground storage tanks removed by or on behalf of the Company, in Section 3.14 of the Disclosure Schedule; and (ii) no Hazardous Materials which are present on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases) except those Hazardous Materials held in compliance with all applicable Environmental Laws and the presence of which would not trigger any reporting, clean-up or remedial obligation pursuant to any Environmental Laws;

(e)  The Company and all properties currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases) are and have been in compliance with all Environmental Laws, except where the failure to be in such compliance has not had and would not reasonably be expected to have a Material Adverse Effect;

(f)  The Company currently holds any and all environmental approvals, permits, licenses, clearances and consents necessary for the conduct of the Business as such activities and business are currently being conducted;

(g)  There are no Environmental Claims pending against the Company or, to the knowledge of the Company and the Sellers, threatened or potentially threatened against the Company, by any Person (including, without limitation, any Governmental Entity), relating to: (i) the Business, (ii) any of the Assets and Properties of the Company, (iii) any property currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases), or (iv) any current or former product of the Company that has been manufactured, sold, distributed, transported or disposed of. The Sellers have no knowledge of any fact or circumstance which is reasonably likely to involve the Company in any Environmental Claims or to impose upon the Company any Liability arising from or related to any Environmental Law;

(h)  To the knowledge of the Company and the Sellers, there are no Encumbrances threatened or attached to any real estate property constituting Assets and Properties of the Company, which arise under or pursuant to any applicable Environmental Law, and no action of any Governmental Entity has been taken or, to the knowledge of the Company and the Sellers, is threatened, which could subject any such real estate property to such Encumbrances;

(i)  The Company and the Sellers have not entered into any agreement to provide indemnification to any Person in a manner relating to Hazardous Material or any Environmental Laws, except for indemnity agreements in favor of lenders or ground lessors entered into in connection with any loan or credit agreements or ground leases, for property currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases);

(j)  The Company and the Sellers have provided to Purchaser prior to the execution of this Agreement, true and complete copies and results of any reports, studies, analyses, tests, investigation, monitoring or similar documentation within the knowledge, possession or control of the Sellers and the Company, which pertain to the presence or potential presence of Hazardous Materials on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by the Company (including, without limitation, property owned or leased pursuant to the Real Property Leases); and

(k)  The Company is not subject to any material capital expenditures or material obligations (contractual or otherwise) arising under or relating to Environmental Laws.

Section 3.15  Taxes.

(a)  Except as set forth on Section 3.15(a) of the Disclosure Schedule, the Company has properly completed and timely filed all Tax Returns required to be filed by it and has paid all Taxes with respect to the Assets and Properties and the Business which are due through the date of this Agreement and will properly complete and timely file all Tax Returns and pay all Taxes with respect to the Assets and Properties and the Business for periods through the Closing Date. Except for Permitted Encumbrances, there is and at Closing there will be (i) no claim for any Tax that is an Encumbrance against any of the Assets and Properties of the Company or that is being asserted against the Company with respect to any of the Assets and Properties or the Business, (ii) no audit of any Tax Return relating to the Company or any of the Assets and Properties or the Business being conducted by any Taxing Authority, and (iii) no extension of any statute of limitations on the assessment of any Tax with respect to the Company or any of the Assets and Properties or the Business.

(b)  Except as disclosed in Section 3.15(b) of the Disclosure Schedule, the Company has withheld all amounts required to be withheld by Law from payment made to any Person, whether that Person is regarded as an employee, independent contractor, or otherwise, in the conduct of the Business. The Company has timely paid to the appropriate Taxing Authority all amounts so withheld or otherwise due in connection with all such payments, and has timely filed all requisite returns with the Taxing Authorities with respect to such Taxes. The Company is not a party to any Tax proceeding with respect to the withholding of Taxes from any payments made in the conduct of the Business. To the knowledge of the Company, no investigation is being conducted against the Company by any Taxing Authority with respect to any of the above withholding, payment, filing or any other obligations in connection with the above.

Section 3.16  Employee Benefit Plans.

(a)  Section 3.19(d) of the Disclosure Schedule lists all Employees employed by the Company on the date hereof and, with respect to each such listed Employee, his/her position, salary, incentive compensation, and all major employment benefits estimated to be paid for the 2006 calendar year. No salary, incentive compensation, pension or other major employment benefits have been granted to any such Persons on terms and conditions which are more favorable than those indicated in Section 3.19(d) of the Disclosure Schedule.

(b)  Except for compensation paid by the Company to Eddings, each payment made or authorized by the Company to its Employees, consultants or independent contractors who are engaged in the conduct of the Business was made in an arm’s length transaction. The Company has not entered into any Contract, undertaking or commitment with any such Employee, consultant or independent contractor which was not made in the ordinary course of business of the Company.

(c)  There are no outstanding, pending or, to the knowledge of the Company, threatened: (i) claims, disputes or other controversies between the Company and any of its respective Employees; (ii) unfair labor practice charges or other complaints or grievances against the Company in connection with its operation of the Business; (iii) labor strikes, slowdowns, picketings, work stoppages or other labor disputes against the Company affecting the operation of the Business; or (iv) inspection or prosecution orders against the Business under any labor, employment or occupational health and safety legislation and there is no basis for any such action.

(d)  Section 3.16(d) of the Disclosure Schedule contains a true and complete list of each (i) Benefit Plan, and (ii) any employment, indemnification, consulting or severance agreement, under which any Employee or former Employee has any present or future right to benefits or under which the Company has any present or future liability with respect to Employees or former Employees (collectively, the “Company’s Plans”).

(e)  The Company has made available to Purchaser a complete and current copy of the Company’s Plans documents or a written description of any unwritten plan; any trust agreement or insurance contract related to a plan; the most recent employee handbooks, policies and statements of practices and, for each plan subject to ERISA, the most recent summary plan description, the most recent IRS determination letter for each plan intended to be tax-qualified; and the three (3) most recent (i) Forms 5500 and attached schedules, and (ii) audited financial statements.

(f)  The Company has no liability with respect to the Company’s Plans and no Encumbrance has arisen under ERISA or the Internal Revenue Code on the Assets and Properties or Business, and no condition or event has occurred or exists with respect to the Company’s Plans which could result in an Encumbrance on the Assets and Properties or Business.

(g)  Neither the Company nor any entity that is a member of a controlled group with, under common control with, or otherwise required to be aggregated with, the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) has communicated to present or former Employees of the Company, or formally adopted or authorized for present or former Employees of the Company, any plan not disclosed pursuant to Section 3.16(d) or any change in any existing plan.

(h)  None of the Company’s Plans is subject to Section 412 of the Code or Title IV of ERISA, and neither the Company nor any ERISA Affiliate has any outstanding liability with respect to any such plan (contingent or otherwise).

(i)  None of the Company’s Plans are a “multi-employer plan” within the meaning of Section 3(37)(A) of ERISA, and the Company does not have any outstanding liability with respect to any such plan (contingent or otherwise).

(j)  The Company is in material compliance with Sections 601 through 608 of ERISA (“COBRA”).

(k)  Except as set forth in Section 3.16(k) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either by themselves or in conjunction with any other event within the Company’s control): (i) entitle any Employee or other service provider of the Company currently or formerly engaged in the conduct of the Business to severance benefits or any other payment (except Purchase Price as a holder of Company Shares or Company Stock Derivatives) or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such Employee or service provider.

(l)  No person is, or will as a result of the transactions contemplated by this Agreement become, entitled to any payment or benefit from or with respect to the Company which constitutes a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (the “Code”).

(m)  The Company does not maintain a “nonqualified deferred compensation plan” within the meaning of Code Section 409A under which any amount is or may become subject to Code Section 409A(1).

Section 3.17  Capitalization and Equity Ownership.

The authorized equity securities of the Company consist of 10,000,000 shares of common stock, par value $0.10 per share, of which 3,293,393 shares of common stock are issued and outstanding, constitute the Company Shares and are held by the Sellers in amounts listed in Schedule 1. Schedule 1 sets forth each holder of any equity interest in the Company, including Company Stock Derivatives and such holder’s corresponding ownership amount or right to receive such ownership amount or other payment and any material terms or conditions relating thereto. The Shareholders are the record and beneficial owners and holders of the Company Shares, free and clear of all Encumbrances, other than restrictions on transfer under applicable state and federal securities Laws and the denial of cumulative voting and preemptive rights to acquire Company Shares. The holders of the Company Stock Derivatives are the record and beneficial owners and holders of the Company Stock Derivatives, free and clear of all Encumbrances, other than restrictions on transfer under applicable state and federal securities Laws. No legend or other reference to any purported Encumbrance appears upon any certificate representing Company Shares, other than restrictions on transfer under applicable state and federal securities Laws and the denial of cumulative voting and preemptive rights to acquire Company Shares. No legend or other reference to any purported Encumbrance appears upon any document representing Company Stock Derivatives, other than restrictions on transfer under applicable state and federal securities Laws. All of the outstanding Company Shares and Company Stock Derivatives have been duly authorized and validly issued, and in the case of Company Shares are fully paid and non-assessable. Other than this Agreement and the Ancillary Agreements, there are no Contracts relating to the issuance, sale, or transfer of any Company Shares or Company Stock Derivatives. None of the outstanding Company Shares or Company Stock Derivatives were issued in violation of the Securities Act or any other Law or any preemptive right whether such right was granted by statute or contract. The Company does not own or have a Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. True and complete copies of all agreements relating to the ownership interest of the shareholders of the Company and relating to the interests of holders of Company Stock Derivatives have been provided to Purchaser, and such agreements have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements in any case from the form provided to Purchaser.

Section 3.18  Certain Agreements Affected by the Acquisition.

Neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Employee, consultant or independent contractor of the Company engaged in the conduct of the Business, (ii) increase any benefits otherwise payable by the Company to any Employee, consultant or independent contractor engaged in the conduct of the Business, or (iii) result in the acceleration of the time of payment or vesting of any such benefits of any Employee, consultant or independent contractor engaged in the Business, except as provided in the Ancillary Agreements.

Section 3.19  Employee Matters.

(a)  Since January 1, 2001, (i) there has been no federal or state claim, including court claims, complaints or charges before a federal or state administration agency, based on sex, sexual or other harassment, age, disability, race, national origin, religion or other discrimination, other statutory claim, complaint or charge relating to employment, whether under federal, state or local law or ordinance, or any common law claim, including claims of wrongful termination, and/or tort claims involving Employees, by any Employee against the Company and there is no fact or circumstance known to the Company that could reasonably be expected to give rise to such a complaint, claim or charge or to result in any Action or Proceeding; and (ii) the Company has not received any notice of any claim that it has not complied in any respect with any Law relating to the employment of any of the Employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, reasonable accommodations, family or medical leave, immigration, including IRCA, the WARN Act, employee safety, or that it is liable for any arrearage of wages or any Tax or penalty for failure to comply with any of the foregoing.

(b)  The Company has paid all amounts due to be paid to each Employee other than with respect to any equity interest in the Company. The Company has not made any deductions from employees’ wages except as may be permitted by applicable law.

(c)  There is no pending claim against the Company by any Employee under any workers’ compensation plan or policy or for long term disability under any long-term disability plan. There is no controversy pending or threatened between the Company and any Employee which has or could reasonably be expected to result in an Action or Proceeding. The Company is not a party to any collective bargaining agreement or other labor union contract nor does the Company know of any activities or proceedings of any labor union or any other Person(s) to organize any Employees. There has been no work stoppage, strike or other concerted action by any Employees.

(d)  Each Employee engaged in the conduct of the Business is employed at will. To the knowledge of the Company, no Employee is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such Employee to be employed by the Company, as the case may be, because of the nature of the Business conducted by the Company or to the use of trade secrets or proprietary information of others. No Employee has given notice to the Company, and to the Company’s knowledge, no Employee intends to terminate his or her employment with the Company. Section 3.19(d) of the Disclosure Schedule lists each Employee under the heading “Employees,” each consultant and independent contractor to the Company engaged in the conduct of the Business under the heading “Consultants and Independent Contractors,” and each temporary worker engaged in the conduct of the Business identified as “Temporary”, and each such Person’s applicable position, and annual compensation (including any bonus or other incentive compensation) as of the date hereof. As of the Closing Date, the Company will have a sufficient number of appropriately trained employees of the Company to continue to conduct the Business as presently conducted.

(e)  To the Company’s knowledge, no Employee, no consultant or independent contractor of the Company or temporary worker who is engaged in the conduct of the Business is obligated under any Contract or subject to any Order or Law that would interfere with the conduct of the Business as currently conducted. To the Company’s knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the Business as presently conducted nor any activity of such Employees or consultants in connection with the carrying on of the Business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any Contract under which any of such Employees, consultants or independent contractors are now bound.

(f)  The Company has completed I-9 forms for all Employees pursuant to the Immigration Reform and Control Act thereby confirming the work eligibility and identity of each Employee. All filings and documents required under the immigration laws with regard to any Employees have been filed, maintained and retained. Neither the Company, nor any Person acting on its behalf has misrepresented a material fact to gain an immigration benefit by, for or on behalf of an Employee.

(g)  The Company has informed all Employees of their rights under the Family and Medical Leave Act (“FMLA”) or Laws relating to family and medical leave. The Company has provided all eligible Employees with FMLA leave and has returned all Employees taking FMLA leave to the same or a substantially similar job following any FMLA leave.

(h)  Except as disclosed in Section 3.19(h) of the Disclosure Schedule, all Employees of the Company are employed at-will, such that either the Company or the Employee may terminate the employment relationship at any time for any reason.

Section 3.20  Interested Party Transactions.

(a)  Except as disclosed in Section 3.20(a) of the Disclosure Schedule, there are no Contracts, arrangements, understandings, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business consistent with past practice, to or by which both the Company and any Affiliate of the Company are parties and that are currently pending or in effect and relate to or affect the Business or any of the Assets and Properties of the Company or affect any Liabilities of the Company.

(b)  Each Contract, arrangement, understanding, transfer of assets or liabilities or other commitments or transactions set forth or required to be set forth in Section 3.20(a) of the Disclosure Schedule was entered into, or incurred, as the case may be, on terms and conditions as favorable to the Company as would have been obtainable by the Company in a comparable arm’s-length transaction with a Person other than an Affiliate of the Company.

(c)  No Seller, officer, director, partner, member or Employee of the Company (i) owns, directly or indirectly, on an individual or joint basis, any interest in (A) any Assets and Properties of the Company or (B) to the Company’s knowledge, any Person that is a supplier, customer or competitor of the Company in connection with the Business (other than through the ownership of one percent (1%) or less of any class of securities registered under the Exchange Act); (ii) to the Company’s knowledge, serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Business; or (iii) has received any loan from or is otherwise a debtor of, or made any loan to or is otherwise a creditor of, the Company.

Section 3.21  Insurance.

Section 3.21 of the Disclosure Schedule contains a complete and correct list of all insurance policies and bonds maintained by the Company related to any of the Assets and Properties of the Company, the Liabilities of the Company or the Business. There is no claim pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds other than customary reservation of rights provisions. Each policy listed in Section 3.21 of the Disclosure Schedule is valid and binding and in full force and effect, all premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds. Neither the Company nor the Person to whom such policy has been issued has received any written notice of cancellation or termination of, or premium increase with respect to, any such policies.

Section 3.22  Books and Records.

The Books and Records of the Company have been made available to Purchaser or its representatives, and such books and records are complete and correct in all material respects and have been maintained in accordance with sound business practices. Except as set forth in Section 3.22 of the Disclosure Schedule, the Company’s minute books contain a complete and accurate summary of all meetings of directors, shareholders and members, as applicable, or actions by written consent that relate to the Business or the Assets and Properties of the Company, through the date of this Agreement, and reflect all transactions involving the Business or Assets and Properties of the Company referred to in such minutes accurately in all material respects. Prior to the execution of this Agreement, the Company has delivered to Purchaser true copies of its Articles of Incorporation and Bylaws, both as amended through the date of this Agreement, and true copies of all actions by written consent that relate to the Business or the Assets and Properties through the date of this Agreement.

Section 3.23  Brokers’ and Finders’ Fees; Third Party Expenses.

Neither the Company nor any Seller has incurred, nor will incur, directly or indirectly, any liability for brokerage, finders’, or financial advisor’s fees or agents’ commissions or investment bankers’ fees or any similar charges, fees or commissions in connection with this Agreement or any transaction contemplated hereby.

Section 3.24  Customers, Suppliers and Sales Representatives.

(a)  Section 3.24(a)(i) of the Disclosure Schedule lists each customer of the Business that individually accounts for more than One Hundred Thousand Dollars ($100,000) of the consolidated gross revenues of the Business during the twelve (12) month period ended on December 31, 2005, and for more than Fifty Thousand Dollars ($50,000) of the consolidated gross revenues of the Business for the five months ended May 31, 2006, on the basis of revenues collected. Section 3.24(a)(ii) of the Disclosure Schedule lists the ten (10) largest suppliers of the Business on the basis of cost of goods or services purchased during the twelve (12) month period ended on December 31, 2005 and for the five months ended May 31, 2006. Section 3.24(a)(iii) of the Disclosure Schedule lists all sales representatives of the Company. To the Company’s knowledge, no such customer, supplier or sales representative is threatened with bankruptcy or insolvency.

(b)  No (i) customer required to be disclosed in Section 3.24(a)(i) of the Disclosure Schedule, (ii) supplier required to be disclosed in Section 3.24(a)(ii) of the Disclosure Schedule or (iii) sales representative required to be disclosed in Section 3.24(a)(iii) of the Disclosure Schedule, has ceased or materially reduced, canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company relating to the Business, or materially decreased its services or supplies to the Company, in the case of any such supplier or sales representative, or its usage of any service or purchase of any product of the Business, in the case of such customer or sales representative (as applicable), and, to the Company’s knowledge, no supplier, sales representative, or customer intends to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its usage of the services or products of the Company or to seek a reduction in the price (or a modification of any other material term) on which it purchases services or products of the Business or, in the case of sales representatives, sells products of the Company. Furthermore, no other contracts, agreements, or letters of understanding detailing a relationship or an arrangement exist between the Company and any customer, supplier or sales representative other than as disclosed in Section 3.24(a) of the Disclosure Schedule.

(c)  Each (i) customer required to be disclosed in Section 3.24(a)(i) of the Disclosure Schedule, (ii) supplier required to be disclosed in Section 3.24(a)(ii) of the Disclosure Schedule or (iii) sales representative required to be disclosed in Section 3.24(a)(iii) of the Disclosure Schedule has transacted business with the Company and otherwise has acted substantially in accordance with the terms of its Business Contract consistent with the established course of conduct or, to the extent there is no Business Contract, its course of performance with the Company over the last twelve (12) months. Each such customer, supplier or sales representative has not sought in writing, or indicated in writing any intention to seek, a material reduction in the prices it currently pays for products and services of the Company or material increase in the price it currently charges the Company for supplier products and services or sales representatives services, as the case may be, or any other material modification of any payment term or other material term applicable to its purchases of products and services of the Company or sales to the Company or sales to the Company’s customers, as applicable.

Section 3.25  Contracts and Licenses.

(a)  Section 3.25(a) of the Disclosure Schedule contains a true and complete list of each of the Business Contracts, Business Licenses, Real Property Leases and Personal Property Leases (true and complete copies or, if none, reasonably complete and accurate written descriptions) of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement (other than employee offer letters).

(b)  Except for the Contracts and Licenses described in Section 3.25(b) of the Disclosure Schedule, the Company is not a party to or bound by any material Contract or License, including:

(i)  any distributor, agency, advertising agency, marketing, manufacturer’s or representative sales Contract related to the Business;

(ii)  any continuing Contract for the purchase of materials, supplies, equipment or services for use in connection with the Business which is not subject to cancellation by the Company, or which is subject to cancellation by the other party thereto on sixty (60) or fewer days’ notice;

(iii)  any Business Contract or any Contract otherwise binding upon any of the Assets and Properties of the Company or relating to any of the Liabilities of the Company that had or would reasonably be expected to have, either individually or in the aggregate with any other similar Contracts, a Material Adverse Effect on the Business;

(iv)  any Contract related to the conduct of the Business that expires or may be renewed at the option of any Person other than the Company so as to expire more than one year after the date of this Agreement;

(v)  any Contract related to the conduct of the Business that (a) automatically terminates or provides for termination by any Person other than the Company upon consummation of the transactions contemplated by this Agreement or (b) contains any covenant or other provision which limits the Company’s ability to compete with any Person in any line of business comprising the Business or in any market, area, jurisdiction or territory;

(vi)  any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction related to the conduct of the Business or binding on the Assets and Properties of the Company of the type required to be capitalized in accordance with GAAP;

(vii)  any Contract for capital expenditures related to the conduct of the Business in excess of Twenty Thousand Dollars ($20,000); or

(viii)  any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, or Liabilities of the Company secured by any of the Assets and Properties of the Company.

(c)  All Contracts and Licenses set forth in Section 3.25(b) of the Disclosure Schedule, and all transactions in which the Company has engaged with a customer, supplier or sales representative of the Company, have utilized U.S. Dollars as the underlying currency.

Section 3.26  No Breach of Business Contracts or Business Licenses.

All of the Business Contracts, Business Licenses, Real Property Leases and Personal Property Leases are in written form. The Company has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default, and is not alleged in writing to be in default, in respect of any Business Contract, Business License, Real Property Lease and Personal Property Lease. Each of the Business Contracts, Business Licenses, Real Property Leases and Personal Property Leases is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Company’s knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a default or event of default under any Business Contract, Business License, Real Property Lease or Personal Property Lease.

Section 3.27  Third Party Consents.

Section 3.27 of the Disclosure Schedule lists (a) all Business Contracts, Business Licenses, Real Property Leases and Personal Property Leases that require a novation or consent in connection with the transactions contemplated hereby, prior to the Closing Date and (b) every Business Contract, Business License, Real Property Lease and Personal Property Lease which, if no novation occurs or if no consent is obtained, would adversely affect the Company’s ability to operate the Business in the same manner as the Business was operated prior to the Closing Date.

Section 3.28  Solvency.

The Company is, and at the time of the consummation of the transactions contemplated herein will be, solvent. For purposes of this Agreement, “solvent” shall mean that, on the date specified (a) the fair value of the Assets and Properties of the Company shall be greater than the total amount of its Liabilities, including those arising under any Law, Order, Contract, arrangement, commitment or undertaking; (b) the present fair salable value of the Company’s Assets and Properties is not less than the amount that will be required to pay the probable debts and liabilities of the Company on its debts as they become absolute and matured in accordance with their stated terms; (c) the Company does not intend to, and does not believe that the Company will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (d) the Company is not engaged in, and is not about to be engaged in, a business or a transaction for which its property would constitute unreasonably small capital.

Section 3.29  Securities Law Matters.

Each Seller receiving any portion of the Purchase Price consideration in Gross Shares:

(a)  acknowledges that the certificates representing the Gross Shares delivered pursuant to this Agreement shall include the following legend, substantially in the form set forth below:

THE SHARES REPRESENTED BY THIS CERTIFICATE (THE “SHARES”) HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OF THE UNITED STATES OR OTHER JURISDICTION. NEITHER THE SHARES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, SUCH REGISTRATION REQUIREMENTS. BY THE ACQUISITION HEREOF, THE HOLDER AGREES THAT SUCH HOLDER WILL GIVE EACH PERSON TO WHOM THE SHARES ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN THE CASE OF ANY TRANSFER OR OTHER DISPOSITION MADE OTHERWISE THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, THE HOLDER HEREOF SHALL BE REQUIRED TO PROVIDE TO THERAGENICS CORPORATION, PRIOR TO SUCH TRANSFER, AN OPINION OF COUNSEL SATISFACTORY TO THERAGENICS CORPORATION THAT SUCH TRANSFER IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE ACT AND IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS.

(b)  understands that the Gross Shares are being issued in reliance on an exemption from the registration requirements of the Securities Act for an offer and sale of securities that does not involve a public offering and has not been registered under the Securities Act or with any securities regulatory authority of any state of the United States or other jurisdiction and, therefore, that such Gross Shares (and all securities issued in exchange therefor or in substitution thereof) cannot be resold in the absence of such registration except pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Each Seller agrees that he or she shall not transfer any of the Gross Shares except in a transaction registered under the Securities Act or unless the Seller shall have provided Purchaser prior written notice of the proposed transfer and delivered to Purchaser an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to Purchaser, that such transfer is being effected in accordance with an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

(c)  acknowledges that he or she is (i) an “accredited investor” within the meaning of Rule 501 of the Securities Act, (ii) able to evaluate the merits and risks of an investment in Purchaser, and (iii) able to bear the economic risks of such investment for an indefinite period of time. The information set forth in the Accredited Investor Questionnaire previously provided to Purchaser by each Seller acquiring a portion of the Gross Shares remains true and correct as of the date hereof.

(d)  will acquire his or her portion of the Gross Shares for his or her own account and not with a view to any distribution (within the meaning of the Securities Act) thereof or with any present intention of offering or selling any of such shares in a transaction that would violate the Securities Act or the securities Laws of any state of the United States or any other applicable jurisdiction.

(e)  is not in the business of buying and selling securities.

(f)  acknowledges and agrees that any purported or attempted resale or other transfer of any portion of the Gross Shares which is made other than in compliance with the restrictions stated herein shall not be recognized by Purchaser, and that Purchaser may deliver a corresponding stop-transfer order to Purchaser’s transfer agent to that effect.

(g)  has been furnished and has read the (i) Purchaser’s Form10-K for the year ended December 31, 2005, (ii) Purchaser’s Form 10-Q for the quarter ended March 31, 2006, (iii) the proxy statement for the annual meeting of Purchaser’s stockholders held May 9, 2006, and (iv) each other report or document filed by Purchaser under Sections 13(a), 14(a), 14(c) and 15(d) of the Securities Exchange Act of 1934, as amended, since the filing of Purchaser’s most recent Form 10-Q. Each such Seller has been furnished access to such information and documents as such Seller has requested, and has been afforded an opportunity to ask questions of and receive answers from officers of Purchaser concerning the terms and conditions of this Agreement and the business of the Purchaser.

(h)  has been advised by Purchaser to consult his or her own financial, legal and tax advisors with respect to the economic, legal and tax consequences of this Agreement and an investment in the Gross Shares, and has not relied on Purchaser or any of its officers, directors, legal counsel, or financial or other professional advisors for advice or guidance with respect to such consequences. Without limiting the generality of the foregoing, each such Seller has relied solely on the information received from Purchaser and other publicly available information and has not relied on information provided by any other party, including without limitation Genesis Capital, l.l.c. and Powell Goldstein, LLP, for the accuracy or due diligence of any of the information provided by the Purchaser. Nothing contained in this Section 3.29(h) shall be construed to absolve Purchaser from any liability for fraud or intentional misrepresentation and no knowledge or information obtained by any Seller as a result of such due diligence shall be deemed to modify or in any way qualify any of the representations and warranties of Purchaser in this Agreement.

Section 3.30  Absence of Certain Business Practices.

None of the Company, and to the knowledge of the Company, any member of the governing board of the Company, officer, Employee, agent, or representative of the Company, or any other Person acting on behalf of the Company, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any vendor, governmental employee or other Person with whom the Company has done business directly or indirectly, or (ii) directly or indirectly, offered, given or agreed to offer or give any gift or similar benefit to any vendor, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist the Company in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject the Company to damage or penalty in any civil, criminal or governmental Action or Proceeding.

Section 3.31  Disclosure of Certain Financial Relationships.

The Company has disclosed to Purchaser any and all financial relationships (whether or not memorialized in a writing) that the Company has had with a physician or an immediate family member of a physician. For purposes of this Section 3.31, the term “financial relationship” has the meaning set forth in 42 U.S.C. § 1395nn.

Section 3.32  Real Property.

The Company does not own any real property and does not lease any real property other than pursuant to the Real Property Leases.

Section 3.33     Representations Complete.

None of the representations or warranties made by the Sellers or the Company herein, and none of the statements, representations or warranties contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Purchaser by the Company and the Sellers pursuant to this Agreement or any of the Ancillary Agreements, when all such documents are read together in their entirety, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. It is the explicit intent of each party hereto that the Sellers and the Company are making no representations or warranties except as set forth in this Agreement, the Ancillary Agreements, the Disclosure Schedule, and the certificates, documents and instruments delivered in connection herewith or therewith, and except further that nothing in this sentence shall be construed to absolve the Sellers or the Company from liability for fraud or intentional misrepresentation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to the Sellers and the Company to enter into this Agreement and consummate the transactions contemplated herein, Purchaser hereby represents and warrants to the Sellers and the Company that the statements set forth in this Article IV are true and correct.

Section 4.01  Organization, Standing and Power.

Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. Purchaser has the corporate power and authority to own, use, license, lease and operate its respective properties and to carry on its respective business as it is now being conducted and as currently proposed to be conducted and is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing, leasing or operation of its properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.

Section 4.02  Authority.

Purchaser has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and the Ancillary Agreements to which Purchaser is a party will be, duly executed and delivered by Purchaser. This Agreement constitutes, and the other Ancillary Agreements to which Purchaser is a party, when executed and delivered as contemplated by this Agreement, will constitute, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy and insolvency Laws, the rights of creditors generally, and general principles of equity.

Section 4.03  No Conflict.

The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party do not, and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Purchaser, (ii) conflict with or violate in any material respect any Law applicable to Purchaser or by which any of its Assets and Properties is bound, or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which any of its Assets and Properties is bound so as to impair the ability of Purchaser to carry out its obligations under, or to prevent or delay the completion of the transactions contemplated by, this Agreement.

Section 4.04  Financial Resources.

Purchaser has sufficient cash on hand to pay, and borrowing capacity under committed lines of credit to finance, the cash portion of the Purchase Price.

Section 4.05  SEC Filings; Financial Statements.

(a)  Purchaser has filed all reports required to be filed by it with the SEC under Section 13(a) of the Exchange Act since June 30, 2005 (collectively, together with any such reports Purchaser may file subsequent to the date hereof until the Closing Date, the “Purchaser SEC Reports”). Each Purchaser SEC Report (i) complied as to form in all material respects with the requirements of the Exchange Act as of its filing date, and (ii) did not at the time it was filed (or, if amended, supplemented or superseded, then as of the date of the last such amendment, supplement or superseding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)  Except as is provided in the Purchaser SEC Reports, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Purchaser SEC Reports complied as to form in all material respects with applicable accounting requirements, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of Purchaser and the consolidated Subsidiaries of Purchaser as of the respective dates thereof and the consolidated results of operations and cash flows of Purchaser and the consolidated Subsidiaries of Purchaser for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments).

Section 4.06  Absence of Certain Changes or Events.

Except as disclosed in the Purchaser SEC Reports, since December 31, 2005, there has not occurred (i) any amendment or change to the Certificate of Incorporation or Bylaws of Purchaser, (ii) any damage to, or destruction or loss of any Assets or Properties of Purchaser that resulted in a Material Adverse Effect on Purchaser, or (iii) any other change, event or condition that has had a Material Adverse Effect on Purchaser.

Section 4.07  Valid Issuance.

The Gross Shares to be issued pursuant to Article II, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights or similar contractual rights granted by Purchaser. Upon receipt of his allocable portion of the Gross Shares, each Seller will acquire good and valid title to such shares of common stock, free and clear of any and all liens, claims, security interests, encumbrances, restrictions on voting or alienation or otherwise, or adverse interests, except as may be created by such Seller, or by applicable securities Laws.

Section 4.08  Litigation; Regulatory Compliance.

There is no private or governmental Action or Proceeding pending, or, to the knowledge of Purchaser, threatened by or against Purchaser, in which Purchaser is named as a party or is otherwise directly involved, relating to the Assets and Properties of Purchaser or the operation of the business of Purchaser, and no judgment, decree or Order applicable to Purchaser or any of the Assets and Properties of Purchaser, that could reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements or to have a Material Adverse Effect on the business of Purchaser.

Section 4.09  Due Diligence.

Purchaser was provided the opportunity to conduct full and complete due diligence on the Company and the Business, including an opportunity for the Purchaser to make specified telephone calls, interview or meet with the key customers of the Company set forth on Purchaser Schedule 4.09, and as of the date hereof, Purchaser has performed such due diligence. To the knowledge of Purchaser, Purchaser has received all responsive information requested from the Company with respect to the Company and the Business. Nothing contained in this Section 4.09 shall be construed to absolve the Sellers’ and the Company’s liability for fraud or intentional misrepresentation and no knowledge or information obtained by Purchaser as a result of such due diligence shall be deemed to modify or in any way qualify any of the representations and warranties of Sellers and the Company in this Agreement.

Section 4.10  Solvency.

The Purchaser is, and at the time of the consummation of the transactions contemplated herein after giving effect thereto, will be, solvent. For purposes of this Agreement, “solvent” shall mean that, on the date specified (a) the fair value of the Assets and Properties of the Purchaser shall be greater than the total amount of its Liabilities, including those arising under any Law, Order, Contract, arrangement, commitment or undertaking; (b) the present fair salable value of the Purchaser’s Assets and Properties is not less than the amount that will be required to pay the probable debts and liabilities of the Purchaser on its debts as they become absolute and matured in accordance with their stated terms; (c) the Purchaser does not intend to, and does not believe that the Purchaser will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (d) the Purchaser is not engaged in, and is not about to be engaged in, a business or a transaction for which its property would constitute unreasonably small capital.

Section 4.11  Required Registration.

Purchaser is eligible to register Registrable Securities on Form S-3 under the Securities Act.

Section 4.12  No Further Representations.

Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Purchaser is making no representation or warranty whatsoever, express or implied, except as set forth in this Article IV, the Ancillary Agreements, and the certificates, documents and instruments delivered in connection herewith or therewith, and except further that nothing in this sentence shall be construed to absolve Purchaser from liability for fraud or intentional misrepresentation.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.01  Public Announcements.

Purchaser, on the one hand and Eddings on the other hand, shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Agreement or the transactions contemplated hereby and, until the first anniversary of the date hereof, will not issue any such press release or make any such public statement that is not approved by the other party, except as may be required by Law or applicable stock exchange rules, in which case the parties shall make reasonable efforts to consult with each other prior to the making of such public statement.

Section 5.02  Assistance and Cooperation.

After the Closing Date, Purchaser shall become primarily responsible for (i) filing the Company’s audited financial statements for the year ended December 31, 2005 with the SEC; and (ii) preparing and filing all Tax Returns of the Company due after the Closing Date; provided, however, that Purchaser, the Sellers and the Company shall (and shall cause their respective Affiliates and Representatives to): (a) assist the other party in assembling financial information for the year ended December 31, 2005 and preparing any Tax Returns which such other party is responsible for preparing and filing related to the Company; (b) cooperate fully in preparing for any audits of, or disputes with any Taxing Authority regarding, any Tax Returns of the Company; (c) make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to financial information for the year ended December 31, 2005 and Taxes of the Company; (d) provide timely notice to the other in writing of any pending or threatened Tax audit or assessments of the Company for taxable periods for which the other may have liability under this Agreement; and (e) furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit with respect to any taxable period for which the other may have liability under this Agreement. In the event of any Tax audit with respect to the Company, the Sellers and the Company shall not negotiate and settle with the applicable Taxing Authority without the written consent of Purchaser.

Section 5.03  Consent of Auditors.

The Sellers and the Company acknowledge that Purchaser will require the written consent of Hartman Leito & Bolt, LLP for inclusion in Form 8-K containing the Company’s December 31, 2005 audited financial statements, and may require the written consent of Hartman Leito & Bolt, LLP to the inclusion of the Company’s audited financial statements in any registration statements that Purchaser may file under the Securities Act, through the date of filing of Purchaser’s Annual Report on Form 10-K for the year ending December 31, 2007. Eddings and Angela Walters agree to use their reasonable efforts in assisting Purchaser in obtaining any required written consents from Hartman Leito & Bolt, LLP.

Section 5.04  Employee Benefit Plans.

The Parties acknowledge and agree that the Purchaser may desire for the termination of certain of the Company’s employee benefit plans set forth on Section 3.16(d) of the Disclosure Schedule. In the event Purchaser desires to terminate any of such employee benefit plans (which indication shall be in writing), the Company and Eddings hereby agree to use all commercially reasonable efforts to effect such termination, provided that Purchaser pays all termination fees incurred as a result thereof.

Section 5.05  Sellers’ Representative.

The Sellers, by their execution of this Agreement, hereby designate Eddings as their representative (the “Sellers’ Representative”). In case of Eddings’ death or disability, the Sellers shall designate an alternate Sellers’ Representative within 10 days of such event. The Sellers shall be bound by any and all actions taken by the Sellers’ Representative with respect to all matters arising under this Agreement, the Escrow Agreement and the Registration Rights Agreement, as well as in resolving all disputes or other issues between Purchaser and the Sellers arising hereunder or thereunder at or following Closing. The Sellers authorize the Sellers’ Representative to reimburse himself from distributions received by him from the Escrow Fund for all costs, expenses and payments incurred by him in his capacity as Sellers' Representative. The Sellers’ Representative shall be indemnified from and against any and all claims, demands, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees), arising from or related to any acts undertaken (and any omissions to act) in his capacity as Sellers’ Representative, except to the extent attributable to Sellers’ Representative’s gross negligence or willful misconduct. The Sellers, by their approval of the transactions contemplated in this Agreement, agree to bear the costs of such expense reimbursement and indemnification on a pro-rata basis in accordance with their pro rata fully-diluted equity interest in the Company immediately prior to the Closing. Purchaser shall be entitled to rely upon any communication or writings given or executed by the Sellers’ Representative. All notices to be sent to Sellers pursuant to this Agreement may be addressed to the Sellers’ Representative and any notice so sent in accordance with Section 8.01 shall be deemed notice to all of the Sellers.

Section 5.06  Approval of Payments.

Each Shareholder hereby approves the payment of a portion of the Purchase Price to the holders of the Company Stock Derivatives, each of whom is an Employee, in the amount for each such holder set forth on Schedule 1.

Section 5.07  Approval of Schedule 1.

Each Seller hereby acknowledges and approves the accuracy of Schedule 1, as it pertains to each such Seller.

ARTICLE VI

CLOSING DELIVERABLES

Section 6.01  Deliveries of the Purchaser.

As of the Closing Date, the Company and the Sellers shall have received from Purchaser the following documents:

(a)  a certificate of existence and good standing from the state of incorporation as to the corporate status of Purchaser dated not earlier than ten (10) days prior to the Closing Date;

(b)  a certificate executed by the Secretary or Assistant Secretary of the Purchaser as to a true and complete copy of the resolutions, adopted by the Board of Directors of Purchaser, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Purchaser is a party and all transactions contemplated hereby and thereby;

(c)  a certificate from the Secretary or Assistant Secretary of Purchaser as to the incumbency and signatures of the officers who will execute documents at the Closing or who have executed this Agreement;

(d)  a certified copy of the Certificate of Incorporation of Purchaser issued by Purchaser’s state of incorporation;

(e)  a certificate from the Secretary or Assistant Secretary of Purchaser that such Certificate of Incorporation has not been amended since the date of issuance of such certified copy;

(f)  a copy of an executed Escrow Agreement, which shall be in full force and effect;

(g)  evidence of all corporate approvals of Purchaser required for the lawful consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which Purchaser is a party, which shall be in full force and effect;

(h)  a legal opinion from Powell Goldstein LLP, outside legal counsel to Purchaser, in substantially the form of Exhibit C hereto; and

(i)  such other documents and instruments (if any) as the Company and Sellers may reasonably request in order to effectuate the transactions contemplated by this Agreement.

Section 6.02  Deliveries of the Sellers and the Company.

As of the Closing Date, the Purchaser shall have received from the Sellers and the Company the following documents:

(a)  a legal opinion from Hallett & Perrin, P.C., outside legal counsel to the Company, substantially in the form of Exhibit D hereto;

(b)  evidence that all consents and waivers of third parties and novations and amendments to Contracts set forth in Section 3.27 of the Disclosure Schedule shall have been obtained;

(c)  Certificates, duly endorsed (or accompanied by duly executed stock powers);

(d)  Intellectual Property Assignment Agreements executed by the following Employees of the Company: Michael Vaughn, Samuel Austin, Eddings and David Catlin; substantially in the form of Exhibit E;

(e)   the Eddings Employment and Non-Competition Agreement, the Angela Walters Employment and Non-Competition Agreement, the David Catlin Employment and Non-Competition Agreement, the David Ozinga Employment and Non-Competition Agreement, and the Lauren Hart Employment and Non-Competition Agreement, the Frank Gerome Employment and Non-Competition Agreement, signed and executed by each of Eddings, Angela Walters, David Catlin, David Ozinga, Lauren Hart and Frank Gerome, respectively, substantially in the form of Exhibits F-1, F-2, F-3, F-4, F-5, and F-6 hereto, and each of the foregoing agreements in such form shall be in full force and effect;

(f)  evidence of landlord consent to this transaction for the property located at 2220 Merritt Drive, Garland, Texas 75041 in substantially the form of Exhibit G hereto;

(g)  a copy of the Escrow Agreement executed by the Sellers’ Representative on behalf of the Sellers, which agreement shall be in full force and effect;

(h)  a certificate of existence and good standing from the state of incorporation as to the corporate status of the Company;

(i)  a true and complete copy of the Articles of Incorporation of the Company and all amendments thereto certified by the Secretary thereof;

(j)  a true and complete copy of the Bylaws of the Company certified by the Secretary thereof;

(k)  a copy of the financial statements previously issued by Hartman Leito & Bolt, LLP which have been prepared as of and for the year ended December 31, 2005 in accordance with Regulation S-X of the Securities Exchange Act of 1934. The Purchaser will be responsible for Hartman Leito & Bolt, LLP’s costs incurred by the Company and directly related to any required modifications related to the year ended December 31, 2005. Notwithstanding the foregoing, the Sellers will be responsible and hold the Purchaser harmless for any costs or expenses of Hartman Leito & Bolt, LLP related to the correction of any errors or omissions discovered in such financial statements which are identified in writing by Hartman Leito & Bolt, LLP;

(l)  Evidence that the Company has paid all Indebtedness and satisfied all obligations owed to its creditors necessary to release all Encumbrances, and otherwise permit the Purchaser to obtain clear title to the Assets and Properties, or the Company shall have obtained payoff letters and releases from such creditors, in form and substance reasonably satisfactory to the Purchaser, which contain payoff and release information with respect to the satisfaction of such obligations and the release of all such Encumbrances, and provided such payoff letters to the Purchaser;

(m)  copies or originals of all of the Real Property Leases, the Personal Property Leases, the Business Contracts and the Business Licenses, and the Company shall make available to Purchaser at the locations at which the Business is conducted, all of the other Books and Records of the Company, and deliver or make available to Purchaser at the locations at which the Business is conducted all other Assets and Properties of the Company;

(n)  an executed agreement of each holder of Company Stock Derivatives relating to the cancellation, retirement and cessation of existence of all of the holder’s Company Stock Derivatives as contemplated by Section 2.02 hereto and releasing all claims, in the form of Exhibit H hereto;

(o)  a copy of an executed Litigation Trust Agreement, in substantially the form of Exhibit I hereto; and

(p)  such other documents and instruments (if any) as Purchaser may reasonably request in order to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE VII

SURVIVAL, INDEMNIFICATION AND ESCROW

Section 7.01  Survival.

The covenants, obligations, representations and warranties of Purchaser, Sellers, and the Company contained in this Agreement, or in any document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to the Closing and shall survive the date of Closing until the termination of the Escrow Agreement; and shall not be merged into any documents delivered in connection with the Closing; provided, however, that the covenants, obligations, representations and warranties of Purchaser, Sellers, and the Company regarding (a) power and authority to enter into this Agreement and the Ancillary Agreements (Sections 3.01, 3.02, 4.01 and 4.02), (b) title to assets and Company Shares (Section 3.05), (c) compliance with Laws (Section 3.09), (d) Taxes (Section 3.15), (e) Intellectual Property (Section 3.13), and (f) capitalization (Section 3.17), shall survive the date of Closing indefinitely.

Section 7.02  Escrow Fund.

(a)  On or as soon as reasonably practicable after the Closing Date, in accordance with Section 2.04, the Escrow Amount shall be deposited with U.S. Bank National Association (or its successor in interest or other institution selected by Purchaser with the consent of the other parties to the Escrow Agreement, which consent shall not be unreasonably withheld), as escrow agent (the “Escrow Agent”). The Escrow Amount so deposited, together with interest and other income thereon, if any, shall constitute the “Escrow Fund” and shall be governed by the terms set forth in this Agreement and in the Escrow Agreement. The Escrow Fund shall be the sole source of funds available to compensate Purchaser pursuant to the indemnification obligations of the other parties hereto, including any indemnification claim made by Purchaser under this Article VII; provided, however, that the limitations contained this Section 7.02 shall not apply to recovery for inaccuracy in or breach of a representation, warranty or obligation contained in Sections 3.01, 3.02, 3.05(c), and 3.17 or a claim based on willful misconduct or fraud. Any claim for indemnification paid from the Escrow Fund for breach by a Seller of the representations and warranties contained in Sections 3.02, 3.03, 3.04, 3.05(c), 3.20(c), 3.23, 3.29, and 3.33 shall be charged first to the amounts contributed to the Escrow Fund on behalf of the breaching Seller, and thereafter to the remaining Escrow Fund. The Escrow Agreement shall have a term of two (2) years and shall provide for the release of one half (1/2) of the Escrow Fund on the first anniversary thereof, net of the estimated value of any asserted claims, which estimated value shall be withheld from the amount released, and the remaining one half (1/2) on the second anniversary thereof, also net of the estimated value of asserted claims, which estimated value shall be withheld from the amount released.

Section 7.03  Indemnification.

(a)  Indemnification by the Sellers from the Escrow Fund. From and after the Closing Date, subject to the limitations set forth in this Article VII and solely from the Escrow Fund, the Sellers promptly shall indemnify, defend and hold harmless (and upon demand shall reimburse) Purchaser and the directors, officers, shareholders, employees, Affiliates and agents of Purchaser, respectively (the “Indemnified Parties”), against any and all claims, actions, demands, suits, proceedings, assessments, judgments, losses, costs, and expenses (including Legal Expenses) and other damages (individually and collectively a “Loss”) resulting from (i) any breach by the Sellers or the Company of any of its covenants, obligations, representations or warranties or breach or untruth of any covenant, obligation, representation, warranty, fact or conclusion contained in this Agreement, any Ancillary Agreement or any document delivered pursuant to which it is a party, (ii) any action, claim or investigation relating to or arising out of the ownership, licensing, operation, action, inaction or conduct of the Business, or any of the Assets or Properties related to the Business, relating to all periods of time prior to Closing, and (iii) any and all Taxes imposed on or against the Company as a result of any failure to either (1) properly withhold any such Taxes on any payments made by the Company to any Person prior to the Closing Date or (2) report properly on any such payments on a Tax Return, including the reporting of such payments on an incorrect Tax Return. Any indemnification payment pursuant to the foregoing shall include interest at a rate equal to eight percent (8%) (the “Rate”) from the date the loss, costs, expenses or damages were incurred until the date of payment; provided, however, the Rate shall not be payable with respect to attorneys’ fees incurred until such date as the underlying claim is determined to be payable. Notwithstanding the foregoing, (i) if all individual Losses do not exceed One Hundred Twenty Five Thousand Dollars ($125,000) in the aggregate, they shall not be deemed to be Losses for which indemnification is required under this Section 7.03(a) and (ii) in no event shall the Sellers be responsible for any Losses in excess of, in the aggregate, the amount of the Escrow Fund at any given time, and Purchaser shall look solely to the Escrow Fund for reimbursement of Losses, the Sellers having no additional personal liability therefor; provided, however, that once the One Hundred Twenty Five Thousand Dollar ($125,000) threshold is exceeded, Losses shall include the first dollar of Loss. The limitations contained this Section 7.03(a) shall not apply to recovery for inaccuracy in or breach of a representation, warranty or obligation contained in Sections 3.01, 3.02, 3.05(c), and 3.17 or a claim based on willful misconduct or fraud.

(b)  Indemnification by Purchaser.

    (i)        Purchaser shall promptly indemnify, defend, and hold harmless (and upon demand shall reimburse) the Sellers against any Loss resulting from (i) any breach by Purchaser of any of its covenants, obligations, representations or warranties or breach or untruth of any covenant, obligation, representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Purchaser delivered pursuant to this Agreement, and (ii) any claim arising out of the conduct of the Business after Closing, except for failure to obtain consents, if any, for the assignment of the Contracts and except those directly or indirectly resulting solely from a breach by the Company or the Sellers of any representations or covenants of this Agreement. Any indemnification payment pursuant to the foregoing shall include interest at the Rate from the date the loss, costs, expenses or damages were incurred until the date of payment; provided, however, the Rate shall not be payable with respect to attorneys’ fees incurred until such date as the underlying claim is determined to be payable.

    (ii)       Notwithstanding anything in this Agreement to the contrary, the Company and each Seller agree that (i) to the extent the Company, any Seller or any of their respective Affiliates have incurred any losses or damages in connection with this Agreement, (A) the maximum aggregate liability of Purchaser and its respective Representatives and Affiliates for such losses or damages, if liable therefor, will be limited to an amount equal to Five Hundred Thousand Dollars ($500,000) in the aggregate, except liability for fraud or intentional misconduct and (B) in no event will the Company, any Seller or any of their respective Affiliates seek to recover any money damages in excess of such amount from Purchaser, or its respective Representatives and Affiliates in connection therewith. The limitation contained in this Section 7.03(b) shall not apply to recovery for inaccuracy in or breach of a representation or warranty contained in Section 4.07.

Section 7.04  Procedure for Indemnification.

(a)  Notice. Within thirty (30) days (or, if sooner, at least five (5) Business Days before an answer or response is due) after receipt of written or actual notice of any action or claim (the “Claim”) as to which it asserts a right to indemnification, the party seeking indemnification hereunder (the “Indemnitee”) shall give written notice thereof (the “Notice”) to the Person from whom indemnification is sought (the “Indemnitor”), provided that the failure of the Indemnitee to give the Indemnitor notice within the specified number of days shall not relieve the Indemnitor of any of its obligations hereunder, but may create a cause of action for breach for damages directly attributable to such delay. Indemnitor shall be liable to Indemnitee with respect to Losses only so long as Indemnitee gives Indemnitor written notice thereof prior to the expiration of the survival periods set forth in Section 7.01.

(b)  Third Party Claims.

(i)  If any claim for indemnification by Indemnitee arises out of a Claim by a Person other than Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice to the Indemnitee within fifteen (15) days after receipt of the Notice. Indemnitor shall thereupon take all steps or commence proceedings to defeat or compromise any such Claim, including retaining counsel reasonably satisfactory to the Indemnitee. Except as otherwise provided herein, all costs, fees and expenses with respect to any such Claim shall be borne by Indemnitor. If the Indemnitor assumes the defense of a Claim, it shall not settle such Claim unless such settlement includes as an unconditional term thereof a release by the claimant of the Indemnitee, reasonably satisfactory to the Indemnitee except that Indemnitor shall not, without the prior written consent of Indemnitee, directly or indirectly require Indemnitee to take or refrain from taking any action, or make any public statement, or consent to any settlement, which it reasonably considers to be against its interest. Indemnitee shall have the right to participate at its own expense, in such proceedings, but control of such proceedings shall remain exclusively with Indemnitor.

(ii)  If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such claim or action within the prescribed period of time, then the Indemnitee may assume such defense in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determination made or any settlement thereof effected by the Indemnitee. The Indemnitor shall be permitted, at its own expense, to join in such defense and to employ its own counsel but control of such proceedings shall remain exclusively with Indemnitee.

(iii)  Indemnitor and Indemnitee agree to make available to each other, their counsel and other representatives, all information and documents reasonably available to them reasonably requested by the other which relate to any such claim or action, and to render to each other such reasonable assistance as may be reasonably requested in order to insure the proper and adequate defense of such claim or action, but any costs or expenses related thereto shall be borne by Indemnitor; and provided that any failure (after written notice with specificity and an opportunity to cure) shall not relieve the Indemnitor of any of its obligations hereunder but may create a cause of action for breach for damages directly attributable to such failure.

(c)  Other Claims. In the event of any Claim other than those provided for in subsection (b) hereof, Indemnitee shall be entitled to indemnification as provided herein.

(d)  Payment of Claims. Amounts payable by the Indemnitor to the Indemnitee under this Section 7.04 shall be payable by the Indemnitor (or the Escrow Agent under the Escrow Agreement) as incurred by the Indemnitee. In the event Indemnitor (or the Escrow Agent under the Escrow Agreement) fails to pay, timely and fully, any such amounts, Indemnitee may pay such Claim. In such event, the Indemnitee may recover from the Indemnitor, in addition to the amount so paid, (i) interest on the amount claimed at the Rate, and (ii) reasonable attorneys’ fees in connection with the enforcement of payment under this Section 7.04; provided, however, that in the event the Escrow Agent fails to pay any amounts, the Sellers shall not be liable for any of the foregoing interest or fees or for reimbursing Purchaser if it pays such Claim.

(e)  No Set-Off. The Indemnitee’s right to indemnification under this Section 7.04 shall not be subject to set-off for any claim by the Indemnitor against the Indemnitee.

Section 7.05  Assignment by Purchaser.

No consent by any party hereto shall be required for any assignment or reassignment of the rights of Purchaser under this Article VII.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01  Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon confirmation of delivery) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.01):

(a)	if to the Sellers generally, c/o Eddings: James R. Eddings 6416 Dykes Way Dallas, Texas 75230

with a copy to:

Hallett & Perrin, P.C. 2001 Bryan Street Dallas, Texas 75201 Attention: Randall Roberts Fax: (214) 922-4170

(b)	if to Purchaser: Theragenics Corporation 5203 Bristol Industrial Way Buford, Georgia 30518 Attention: Frank Tarallo Fax: (770) 831-5295

with a copy to:

Powell Goldstein LLP Fourteenth Floor 1201 W. Peachtree Street, N.W. Atlanta, Georgia 30309-3488 Attention: Rick Miller Fax: (404) 572-6999

(c)	if to any individual Seller for a matter not germane to any other Seller, to such Seller at the address set forth below such Seller’s name on Schedule 1.

Section 8.02  Rights and Remedies Cumulative.

The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity.

Section 8.03  Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 8.04  Assignment; Binding Effect; No Third Party Beneficiary.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Article VII, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

Section 8.05  Governing Law.

This Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of Georgia applicable to contracts made and to be performed entirely within that state, and no effect shall be given to any conflict-of-laws principles thereof directing the application of any Law other than the laws of the State of Georgia. Except as otherwise expressly set forth in this Agreement or the Ancillary Agreements, the United States District Court for the Northern District of Georgia and the state courts of the State of Georgia situated within the County of Fulton in the State of Georgia shall have exclusive jurisdiction over all disputes between the parties hereto arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby. The parties hereby consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the parties hereto waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts, or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

Section 8.06  Waiver of Jury Trial.

Each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

Section 8.07  Headings; Interpretation.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 8.08  Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.09  Mediation.

In the event of any dispute or claim arising out of or relating to the interpretation of this Agreement, or breach hereof (a “Dispute”), each of the parties hereto subject to the Dispute shall in good faith first negotiate a written resolution of the Dispute within a period not to exceed fifteen (15) days from the date of written notice of the Dispute. The negotiations shall be conducted by representatives of the subject parties who have authorization to resolve the Dispute. In the event that the subject parties cannot negotiate a written resolution to the Dispute during this 15-day negotiation period, and still prior to filing any claims in a court of law, the subject parties shall then submit the Dispute to non-binding mediation. The mediation may be initiated by the written request of any party subject to the Dispute, and shall commence within fifteen (15) days of the receipt of such notice and shall be conducted in Atlanta, Georgia, in accordance with the mediation procedures established by the mediator, unless otherwise agreed to by the subject parties. The subject parties will attempt to each agree upon the selection of a mediator. The mediation shall not exceed a period of thirty (30) days. Each of the subject parties shall bear his or her own expenses in connection with such mediation, and the fees and expenses of the mediator shall be shared equally between the subject parties. In the event that the subject parties do not resolve the Dispute as a result of such mediation or in the event that the Dispute is not resolved within sixty (60) days of the commencement of the Dispute, any party subject to the Dispute may seek to resolve the Dispute in a court of competent jurisdiction or seek other legal or equitable resolution in compliance with Sections 8.05 and 8.06. Notwithstanding the foregoing, any party hereto may at any time apply to any court of competent jurisdiction for injunctive relief in the event of an alleged breach of this Agreement or otherwise to prevent irreparable harm, provided the party complies with Sections 8.05 and 8.06.

Section 8.10  Entire Agreement.

This Agreement, together with the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER: THERAGENICS CORPORATION

By:	/s/ M. Christine Jacobs
M. Christine Jacobs Chief Executive Officer

SELLERS’ REPRESENTATIVE:
/s/ James R. Eddings
James R. Eddings

THE COMPANY (for purposes of the representations and warranties contained in Article III, V, VI, VIII): GALT MEDICAL CORP.

By:	/s/ James R. Eddings
James R. Eddings President

SELLERS: [Signature Pages Following]

Form of Seller Signature Page

Address:

Attention:
Fax: (___)

SPOUSAL CONSENT

CONSENT TO BE BOUND BY THE ABOVE AND FOREGOING AGREEMENT

The undersigned spouse of ___________________________, a party to the foregoing Agreement, acknowledges on his or her own behalf that:

I have read the foregoing Stock Purchase Agreement and I know its contents. I am aware that by its provisions my husband or wife, ___________________________, sells to Purchaser all of his or her right, title and interest in the Company Shares, including my community interest (if any) in it (the “Property”). I hereby consent to the sale, approve of the provisions of the Stock Purchase Agreement, and agree that such Property and my interest in it (if any) are subject to the provisions of the Stock Purchase Agreement and that I will take no action at any time to hinder operation of the Stock Purchase Agreement or such Property or my interest in it (if any).

Thus done and signed on the ____ day of _____________, 2006.